Filed Pursuant to Rule 424(b)(3)
Registration No. 333-248711

Supplement to

Proxy Statement/Prospectus Dated November 6, 2020

ARKO Corp.

This proxy statement/prospectus supplement (this “Supplement”) supplements the proxy statement/prospectus dated November 6, 2020 (the “Proxy Statement/Prospectus”) that was mailed by Haymaker Acquisition Corp. II to its stockholders on or about November 6, 2020 in connection with the proposed business combination among Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), ARKO Corp., a Delaware corporation (together with, unless the context otherwise requires, its consolidated subsidiaries for periods following the Business Combination (“New Parent”)), Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under the laws of the State of Israel (“Merger Sub II”), and ARKO Holdings Ltd., a company organized under the laws of the State of Israel (“Arko”). Capitalized terms used in this Supplement and not otherwise defined herein have the meanings specified in the Proxy Statement/Prospectus.

This Supplement is not complete without the Proxy Statement/Prospectus. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and is qualified by reference thereto, except to the extent that the information in this Supplement updates or supersedes the information contained in the Proxy Statement/Prospectus.

You may access additional information about New Parent, including the Proxy Statement/Prospectus, on the U.S. Securities and Exchange Commission’s website (www.sec.gov).

SEE “RISK FACTORS” ON PAGE 47 OF THE PROXY STATEMENT/PROSPECTUS FOR FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THE BUSINESS COMBINATION.

The date of this Supplement is November 19, 2020.

PIPE Investment

In connection with the Business Combination, New Parent entered into a subscription agreement with certain investors (collectively, the “PIPE Investors”) on November 18, 2020 (the “Subscription Agreement”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and New Parent agreed to issue and sell to such investors, 700,000 shares of New Parent’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Convertible Preferred Stock), and up to an aggregate of an additional 300,000 shares of Series A Convertible Preferred Stock if, and to the extent, New Parent exercises its right to sell such additional shares (the “PIPE Investment”). This summary is qualified in entirety by reference to the complete text of the Subscription Agreement. The shares of Series A Convertible Preferred Stock to be sold in connection with the PIPE Investment will be issued at a price per share of $100.00. The closing of the PIPE Investment is subject to certain conditions, including the closing of the Business Combination. The Subscription Agreement is attached hereto as Appendix A.

The Series A Convertible Preferred Stock to be issued pursuant to the Subscription Agreement will be issued in reliance on the exemption provided in Section 4(a)(2) of the Securities Act. The conditions to completing the PIPE Investment under the Subscription Agreement include a condition that all conditions to the closing of the Business Combination shall have been satisfied or waived. The PIPE Investment is anticipated to close immediately prior to the Business Combination. The PIPE Investors are expected to be parties to the Registration Rights and Lock-Up Agreement, which is attached hereto as Appendix B.

The Subscription Agreement will be terminated and void, and be of no further force and effect, upon the earlier to occur of (i) the termination of the Business Combination Agreement in accordance with its terms, (ii) the mutual written agreement of the parties thereto, (iii) if any of the conditions to the closing set forth in Section 2 therein are not satisfied or waived on or prior to the Closing and which make the consummation fail to occur, (iv) January 31, 2021, or (v) if the Business Combination Agreement is amended to extend the Outside Date (as defined in the Business Combination Agreement) thereunder, March 31, 2021.

Consent and Amendment No. 1 to Business Combination Agreement

General Description of the Changes to the Business Combination Agreement

On November 18, 2020, Haymaker, Arko, Merger Sub I, Merger Sub II, and New Parent entered into the Consent and Amendment No. 1 to the Business Combination Agreement (“Amendment No. 1”). The following is a description of material revisions to the Business Combination Agreement pursuant to Amendment No. 1. The following summary is qualified in its entirety by reference to the complete text of Amendment No. 1, which is attached as Appendix C hereto. You are urged to read the Business Combination Agreement and Amendment No. 1 in their entirety. Except as described below, no material changes have been made to the terms of the Business Combination Agreement.

Update to Forfeiture and Deferral of New Parent Equity Held by the Sponsor.

Amendment No. 1 provides that, following the First Effective Time, the total number of Deferred Shares that the Sponsor may receive upon the occurrence of certain events under the Business Combination Agreement is increased from 4,000,000 Deferred Shares to 4,200,000 Deferred Shares. As a result, at the closing of the Business Combination, the Sponsor will receive 5.8 million shares of New Parent Common Stock, 1.0 million of which will be forfeited. Amendment No.1 further provides that if holders of Series A Convertible Preferred Stock (“Holders”) are issued Bonus Shares (as defined and further described below) pursuant to Section 5.3(e) of the Updated Amended and Restated Certificate of Incorporation (as defined below) (i) in an aggregate amount in excess of 1,000,000 shares in respect of a 30-Day VWAP (as defined and further described below) of $13.00 to $15.99, (ii) in an aggregate amount in excess of 750,000 shares in respect of a 30-Day VWAP of $16.00 to $16.99, or (iii) in an aggregate amount in excess of 500,000 shares in respect of a 30-Day VWAP of $17.00 to $17.99 (such excess shares, the “Excess Bonus Shares”) then the number of Deferred Shares to be released to the Sponsor will be reduced by the number of Excess Bonus Shares issued. Upon the occurrence of any event that precludes all or a portion of the Excess Bonus Shares from being issued (a “Bonus Share Release Event”), New Parent will issue to the Sponsor an aggregate number of Deferred Shares equal to the number of Excess Bonus Shares that are no longer issuable as a result of such Bonus Share Release Event.

Private Placement and Available Cash

Amendment No.1 provides that New Parent may issue up to $100,000,000 in shares of Series A Convertible Preferred Stock and up to $100,000,000 in shares of New Parent Common Stock in private placements pursuant to subscription agreements that are in customary form and agreed to by New Parent and Arko, provided that the price per share of New Parent Common Stock is equal to or greater than $10.00 per share.

As described in the Proxy Statement and as a condition to the closing of the Business Combination, the minimum available cash of the Trust Account shall be equal to or greater than $275 million. Amendment No.1 provides that such available cash may include any funds received pursuant to the PIPE Investment.

Series A Convertible Preferred Stock

New Parent has revised the form of Amended and Restated Certificate of Incorporation to become effective as of the Second Effective Time (the “Updated Amended and Restated Certificate of Incorporation”), which is attached hereto as Appendix D, to reflect the proposed issuance of Series A Convertible Preferred Stock. The following summary is qualified in its entirety by reference to the complete text of the Updated Amended and Restated Certificate of Incorporation. Pursuant to the Updated Amended and Restated Certificate of Incorporation, Holders will be entitled to receive, when, if, and as declared by the board of directors of New Parent, cumulative dividends at the Dividend Rate per share of Series A Convertible Preferred Stock, paid or accrued quarterly in arrears. Such Dividend Rate (as further described in the Updated Amended Restated Certificate of Incorporation) is equal to 5.75% of the then-applicable Liquidation Preference (as defined below). If New Parent fails to pay a dividend for any quarter on a dividend payment date in arrears in cash at the then-prevailing Dividend Rate, then for purposes of calculating the accrual of unpaid dividends for such quarter then ended, dividends will be calculated to have accrued at the then-prevailing Dividend Rate plus 300 basis points (other than for the first quarter in which New Parent fails to pay the dividend in cash on the applicable payment date, which shall accrue at 5.75% per annum). The Dividend Rate will, in no event, exceed an annual rate of 14.50%, and will revert to 5.75% upon New Parent paying in cash all then-accrued and unpaid dividends on the Series A Convertible Preferred Stock. If New Parent breaches any of the protective provisions set forth in Section 5.1(a) of the Updated Amended and Restated Certificate of Incorporation or fails to redeem the Series A Convertible Preferred Stock upon the proper exercise of any redemption right by the Holders, the Dividend Rate will increased to an annual rate of 15.00% for so long as such breach or failure to redeem remains in effect.

Each share of Series A Convertible Preferred Stock will be convertible at the Holder’s option, at any time after the date of issuance of such share. The number of fully paid and nonassessable shares of New Parent Common Stock into which a share of Series A Convertible Preferred Stock may be converted will equal a liquidation preference amount of $100 per share of Series A Convertible Preferred Stock, plus all accrued and unpaid dividends thereon, if any, in each case, adjusted for any stock splits, reverse stock splits, stock dividends and similar recapitalization events (each a “Recapitalization Event”) (the “Liquidation Preference”), for such Series A Convertible Preferred Stock, divided by the Conversion Price in effect at the time of the Conversion (the “Conversion Rate”), where the Conversion Price is equal to $12.00 per share of Series A Convertible Preferred Stock, adjusted for any Recapitalization Event. Holders will also be entitled to additional shares of New Parent Common Stock (“Bonus Shares”) upon any optional conversion of Series A Convertible Preferred Stock by the Holder for which notice of conversion is provided after June 1, 2027, but prior to August 31, 2027. Each share of Series A Convertible Preferred Stock will be convertible into the specified number of Bonus Shares set forth in the table below if the New Parent Common Stock’s volume weighted average price (the “VWAP”) for the 30-trading days prior to June 1, 2027, is equal to the corresponding amount set forth in the table below.

30-Day VWAP	Bonus Shares
$18.00 or greater	Zero shares
$17.00 to $17.99	0.7 shares
$16.00 to $16.99	0.95 shares
$13.00 to $15.99	1.2 shares
$12.00 to $12.99	1.0 shares
Less than $12.00	Zero shares

Each share of Series A Convertible Preferred Stock will automatically convert into fully paid and nonassessable shares of New Parent Common Stock at the then-applicable Conversion Rate (an “Automatic Conversion”), if, at any time during the Target Periods (as set forth in the table below), the VWAP of New Parent Common Stock equals or exceeds the applicable Target Price (as set forth in the table below, adjusted for any Recapitalization Event), for any 20 trading days within a 30-day trading period ending during the Target Period; provided that the average daily trading volume for the New Parent Common Stock during the 30-trading period is at least $7.5 million.

Target Period	Target Price
18-month anniversary of Closing to December 31, 2023	$18.00
January 1, 2024 – March 31, 2024	$15.50
April 1, 2024 – June 30, 2024	$16.00
July 1, 2024 – September 30, 2024	$16.50
October 1, 2024 – December 31, 2024	$17.00
January 1, 2025 – March 31, 2025	$17.50
April 1, 2025 – Maturity	$18.00

If New Parent undergoes a Change of Control (as defined in the Updated Amended and Restated Certificate of Incorporation including, among other things, certain change-in-control transactions, asset sales, or liquidation events), each Holder, at such Holder’s election, may require New Parent to purchase (a “Change of Control Put”) all or a portion of such Holder’s shares of Series A Convertible Preferred Stock that have not been converted, at a purchase price per share of Series A Convertible Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the product of 101% multiplied by $100.00 per share of Series A Convertible Preferred Stock, adjusted for any Recapitalization Event (the “Original Issue Price”), plus (y) all accrued but unpaid dividends in respect of such share as of the effective date of the Change of Control or (B) the amount payable in respect of such share in such Change of Control if such share of Series A Convertible Preferred Stock had been converted into Common Stock immediately prior to such Change of Control (in each case, the “Change of Control Price”); provided that New Parent will only be required to pay the Change of Control Price to the extent such purchase can be made out of funds legally available therefor. New Parent will pay the Change of Control Price not later than 30 days after the effective date of the Change of Control.

Upon the occurrence of the liquidation, dissolution or winding up of New Parent, either voluntary or involuntary, or a change of control of New Parent (a “Liquidation Event”), Holders will be entitled to receive, prior and in preference to any distribution of any of New Parent’s assets to the holders of New Parent Common Stock, an amount equal to the greater of (x) the applicable Liquidation Preference for such Holders’ shares of Series A Convertible Preferred Stock or (y) the amount such Holder would have received if such Holder had converted such Holders’ shares of Series A Convertible Preferred Stock into New Parent Common Stock immediately prior to such Liquidation Event. If, upon a Liquidation Event, the distribution of New Parent’s assets to Holders would be insufficient to fulfill the payment of the full preferential amounts, then all assets legally available to stockholders will be distributed pro rata among the Holders in proportion to the full preferential amounts which such Holders would be entitled to receive. After payment to the Holders is made in full, the remaining assets of New Parent available for distribution to its stockholders, if any, will be distributed among holders of New Parent Common Stock on a pro rata basis.

At any time on or after August 31, 2027, (i) Holders of at least a majority of the then outstanding shares of Series A Convertible Preferred Stock may deliver written notice requesting redemption of all or a portion of shares of Series A Convertible Preferred Stock (the “Redemption Request”) on any date not less than 30 days after delivery of the Redemption Request and (ii) New Parent may deliver to Holders a notice to effect a redemption of all or a portion of the shares of Series A Convertible Preferred Stock on a date not more than 60 days after the delivery of such Redemption Notice, whether or not a Redemption Request has been delivered by the Holders. On the date of such Redemption Request or notice from New Parent (the “Redemption Date”), unless prohibited by Delaware law, New Parent will redeem, on a pro rata basis in accordance with the number of shares of Series A Convertible Preferred Stock (or a portion thereof) at a price equal to the Liquidation Preference as of the Redemption Date. In the event of a redemption of shares of Series A Convertible Preferred Stock, the conversion rights of the shares designated for redemption will terminate at the close of business on the last day preceding the Redemption Date, unless the Redemption Price is not paid in full.

Except as required by Delaware law, Holders and holders of New Parent Common Stock will vote as a single class on an as-converted basis. Each Holder will be entitled to the number of votes equal to the number of shares of New Parent Common Stock into which the shares of Series A Convertible Preferred Stock held by such Holder would be converted as of the record date. However, except as required by applicable law, Holders will not be entitled to vote on any matter presented to the holders of New Parent Common Stock for their action or consideration unless the holders of a majority of the outstanding shares of Series A Convertible Preferred Stock provide written notification to New Parent that such Holders are electing, on behalf of all Holders, to activate their voting rights. Holders will be and continue to be entitled to vote their shares of Series A Convertible Preferred Stock unless and until holders of at least a majority of the outstanding shares of Series A Convertible Preferred Stock provide further written notice to New Parent that they are electing to deactivate their voting rights.

A Holder will not be entitled to receive shares of New Parent Common Stock or any other “equity securities” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (together with New Parent Common Stock, “Equity Interests”) upon the conversion of their Series A Convertible Preferred Stock if such conversion would cause the Holder to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds 9.99% (the “Maximum Percentage”) of the Equity Interests of such class that are outstanding at such time after giving effect to the conversion. This limitation may be increased, waived or terminated if the Holder provides at least 61 days’ prior written notice to New Parent; provided that any such increase, waiver or termination will only apply to the Holder providing such written notice. Additionally, this limitation will automatically terminate immediately prior to an Automatic Conversion.

Holders may not transfer shares of Series A Convertible Preferred Stock for three years following the Initial Issue Date (as defined below) without the prior written consent of New Parent. After such date, shares of Series A Convertible Preferred Stock may be transferred without the prior written consent of New Parent.

New Parent will not be permitted to issue any shares of preferred stock that rank senior to, or pari passu with, such Series A Convertible Preferred Stock without the consent or affirmative vote of the Holders a majority of the then outstanding shares of such Series A Convertible Preferred Stock. Additionally, New Parent will not be permitted to incur indebtedness if the incurrence of such indebtedness results in the Total Leverage Ratio (as defined in that certain Credit Agreement, dated as of February 28, 2020, by and among GPM Investments, LLC, the lenders signatory thereto, the guarantors signatory thereto, and Ares Capital Corporation, as administrative agent for the lenders, as amended, which is attached as Exhibit 10.16 to New Parent’s registration statement on Form S-4) being greater than 7:00:1:00. New Parent will also not be permitted to amend, alter, repeal, or waive, (either directly or indirectly by merger, consolidation or otherwise) any provision of the Updated Amended and Restated Certificate of Incorporation or its bylaws, if such action would adversely and materially alter the rights, preferences, privileges, or powers of, or restrictions provided for the benefit to, the Series A Convertible Preferred Stock.

Each Holder will not be permitted to hold a “put equivalent position” (as defined under “Exchange Act”) or other short position in New Parent Common Stock at the time of the initial acquisition of any shares of Series A Convertible Preferred Stock. Each Holder will also not establish or increase any put equivalent position or short position in New Parent Common Stock at any time that such person holds any shares of Series A Convertible Preferred Stock for a period of one year after the initial issue date of such Series A Convertible Preferred Stock (the “Initial Issue Date”). Such restriction, along with a restriction on the sale of any shares of New Parent Common Stock, will also apply during the 60 trading day period ending on June 1, 2027. Additionally, during the period from the first anniversary of the Initial Issue Date to the second anniversary of the Initial Issue Date, each Holder will not increase any put equivalent position or short position in New Parent Common Stock that is, in the aggregate, in excess of 50% of the shares of New Parent Common Stock then held by such Holder on an as-converted basis.

Ownership of New Parent After the Closing

The section of the Proxy Statement under the heading “Summary—Ownership of New Parent After the Closing” is replaced as follows:

Assuming that (i) no Public Stockholders exercise their redemption rights in connection with the Business Combination and (ii) 1,000,000 shares of Series A Convertible Preferred Stock are converted into New Parent Common Stock and 1.2 million Bonus Shares (the maximum number that may be issued in 2027) are issued, upon the completion of the Business Combination the ownership of New Parent is expected to be as follows:

	No Redemptions of Haymaker Class A Common Stock
	Assuming each of Arie Kotler and Morris Willner elects Option A and all Arko Public Shareholders elect Option A		Assuming each of Arie Kotler and Morris Willner elects Option B and all Arko Public Shareholders elect Option C
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Arie Kotler	23,720,635	13.3%	20,929,972	12.6%
Morris Willner	21,932,831	12.3%	19,352,498	11.6%
Arko Public Shareholders	26,073,875	14.6%	19,708,136	11.8%
GPM Minority Investors	34,872,660	19.7%	34,872,660	21.0%
Public Stockholders	53,333,333	29.9%	53,333,333	32.0%
Holders of Founder Shares	8,800,000	4.9%	8,800,000	5.3%
PIPE Investors	9,533,333	5.3%	9,533,333	5.7%

Assuming that (i) 1,000,000 shares of Series A Convertible Preferred Stock are converted into New Parent Common Stock and 1.2 million Bonus Shares (the maximum number that may be issued in 2027) are issued and (ii) public stockholders of Haymaker elect to redeem shares of Haymaker Class A common stock in connection with the Business Combination resulting in $275 million of Available Cash (including the proceeds from the issuance of Series A Convertible Preferred Stock), upon the completion of the Business Combination the ownership of New Parent is expected to be as follows:

	Redemptions of 22.8 Million Shares of Haymaker Class A Common Stock
	Assuming each of Arie Kotler and Morris Willner elects Option A and all Arko Public Shareholders elect Option A		Assuming each of Arie Kotler and Morris Willner elects Option B and all Arko Public Shareholders elect Option C
	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding	Number of Shares of New Parent Common Stock	Percentage of total Shares outstanding
Arie Kotler	23,720,635	15.2%	20,929,972	14.6%
Morris Willner	21,932,831	14.1%	19,352,498	13.5%
Arko Public Shareholders	26,073,875	16.8%	19,708,136	13.8%
GPM Minority Investors	34,872,660	22.4%	34,872,660	24.3%
Public Stockholders	30,571,267	19.7%	30,571,267	21.1%
Holders of Founder Shares	8,800,000	5.7%	8,800,000	6.1%
PIPE Investors	9,533,333	6.1%	9,533,333	6.6%

If the actual facts differ from our assumptions, the numbers of shares and percentage interests set forth above will be different. The foregoing is based on the current capital stock of Haymaker, assuming that, in connection with the issuance of the Series A Convertible Preferred Stock, an additional 200,000 shares of New Parent Common Stock held by the Sponsor are deferred. The percentage ownership on a fully diluted basis is based on the assumption that, in addition to the 1 million shares of Series A Convertible Preferred Stock being convertible into 8,333,333 shares of New Parent Common Stock, the conditions are satisfied for the maximum number of additional shares (1.2 million) to be issued to the holders of Series A Convertible Preferred Stock upon conversion. For purposes of the tables above, shares of New Parent Common Stock to be issued in respect of Arko Ordinary Shares and Haymaker Class A Common Stock held by the GPM Minority Investors prior to the consummation of the Business Combination are reflected in the rows entitled “Arko Public Shareholders” and “Public Shareholders,” respectively.

Please see the section of the Proxy Statement entitled “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Appendix A

ARKO CORP.

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into November 18, 2020, by and between ARKO Corp., a Delaware corporation (the “Company”), and the undersigned (each a “Subscriber” and together the “Subscribers”).

WHEREAS, the Company entered into that certain business combination agreement, dated as of September 8, 2020 (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and of this Subscription Agreement, the “Transaction Agreement”), pursuant to which, among other things, the Company, Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), ARKO Holdings Ltd., a company organized under the laws of the State of Israel (“Arko Holdings”), and certain other parties thereto will enter into a business combination (the “Transaction”); and

WHEREAS, in connection with the Transaction, the Subscribers desire to subscribe for and purchase from the Company, and the Company desires to issue and sell to the Subscribers (i) an aggregate of 700,000 shares (the “Firm Shares”) of the Company’s Series A convertible preferred stock, par value $0.0001 per share (“Preferred Shares”), with the terms set forth in the form of amended and restated certificate of incorporation of the Company attached as Exhibit A hereto (as amended, restated, and/or otherwise modified in accordance with its terms, the “Charter”), and (ii) up to an aggregate of an additional 300,000 Preferred Shares if and to the extent that the Company exercises the right granted to it in Section 1 of this Subscription Agreement (the “Additional Shares” and together with the Firm Shares, the “Acquired Securities”), in each case for a purchase price of $100 per share (the “Purchase Price”).

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Subscription. Pursuant to the terms and subject to the conditions set forth herein, each Subscriber hereby agrees to irrevocably subscribe for and purchase, and the Company hereby agrees to irrevocably issue and sell to such Subscriber, upon the payment of the Purchase Price, the Firm Shares set forth opposite such Subscriber’s name on Schedule A attached hereto. The time and date of such payment are hereinafter referred to as the “Closing Date.”

Moreover, each Subscriber hereby agrees to irrevocably subscribe for and purchase up to the total number of Additional Shares at the Purchase Price, set forth opposite such Subscriber’s name on Schedule A attached hereto, and the Company shall have the right (but not the obligation) to sell up to the total number of Additional Shares at the Purchase Price. The Company may exercise this right once, in whole or in part, by giving an irrevocable written notice (the “Option Exercise Notice”) to each Subscriber; provided, that such Option Exercise Notice shall be delivered no later than 20 days following the Closing Date. The Option Exercise Notice shall specify the aggregate number of Additional Shares to be purchased (at a price per share equal to the Purchase Price), which number shall not exceed an aggregate of 300,000 Preferred Shares. If the number of Additional Shares to be purchased on the Option Closing Date (as defined below) as set forth in the Option Exercise Notice is less than 300,000 Preferred Shares, the Subscribers, in their sole and absolute discretion, shall be entitled to allocate the Additional Shares to be purchased among the Subscribers; provided, that if such alternate allocations are not delivered to the Company at least one business day prior to the Option Closing Date, such allocations shall be made pro rata based on the aggregate Purchase Price set forth opposite each Subscriber’s name on Schedule A attached hereto. Each Subscriber and the Company shall have up to ten calendar days from the date of such notice to complete such purchase and sale and such purchase and sale date may not be earlier than the Closing Date. Such day, if any, that Additional Shares are to be purchased is referred to herein as the “Option Closing Date.”

2.    Closing.

a.    The closing of the subscription for the Firm Shares and the Additional Shares, to the extent that the closing of the subscription for any Additional Shares occurs concurrently with the Firm Shares, contemplated hereby (the “Initial Closing”) is contingent upon the substantially concurrent consummation of the Transaction and shall occur immediately prior thereto, but in any event on the same date. Not less than five (5) business days prior to the scheduled closing date of the Transaction (the “Scheduled Closing Date”), the Company shall provide written notice to each Subscriber (the “Closing Notice”) specifying (i) that the Company reasonably expects all conditions to the closing of the Transaction to be satisfied on a date that is not less than five (5) business days from the date of the Closing Notice and (ii) instructions for wiring the Purchase Price for the Acquired Securities to be issued and sold on such date. At the Initial Closing, each Subscriber shall deliver to the Company its Purchase Price for the Acquired Securities to be issued and sold on the Closing Date, by wire transfer of United States dollars in immediately available funds to the account specified in writing by the Company in the Closing Notice and the Company shall deliver the Acquired Securities to be issued and sold on such date to each Subscriber in book entry form. The failure of the Initial Closing to occur on the Scheduled Closing Date shall not terminate this Subscription Agreement or otherwise relieve any party of any of its obligations hereunder and such obligations shall remain in full force and effect until such time as the Initial Closing can occur; provided however, that for the avoidance of doubt, the failure of the Initial Closing to occur for the reasons set forth in Section 6(c) of this Subscription Agreement shall terminate this Subscription Agreement in accordance with Section 6. At the closing of the subscription for any Additional Shares, to the extent that such closing occurs after the Closing Date (such closing and the Initial Closing are each referred to as a “Closing”), each Subscriber shall deliver to the Company their respective Purchase Price for the Acquired Securities to be issued and sold on the Option Closing Date, and the Company shall deliver the Acquired Securities to be issued and sold in connection with such Closing to each Subscriber in book entry form.

b.    Each Closing shall be subject to the following conditions:

(i)    all representations and warranties of the Company and each Subscriber contained in this Subscription Agreement shall be true and correct in all material respects or, to the extent representations or warranties are qualified by materiality or Material Adverse Effect (as defined herein), in all respects as of the Closing, and consummation of the Closing shall constitute a reaffirmation by each of the Company and each Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing; and all obligations, covenants and agreements of the Company required to be performed by it under this Subscription Agreement at or prior to the Closing Date shall have been performed in all material respects. The Company shall have delivered to the Subscribers, a certificate of the Chief Executive Officer of the Company, dated as of the applicable Closing Date, certifying to the fulfillment of the conditions specified in this Section 2(b)(i);

(ii)    the Company’s shall not have issued, or contracted to issue, any (i) shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), at a price per share less than $10.00 to the Company or (ii) other equity security that ranks pari passu with, or senior to, the Preferred Shares, other than the shares of Common Stock issued under this Subscription Agreement and the Transaction Agreement;

(iii)    with respect to the Initial Closing only, the Total Leverage Ratio (as defined in that certain Credit Agreement, dated as of February 28, 2020, by and among GPM Investments, LLC, the lenders party thereto, the guarantors party thereto, and Ares Capital Corporation (as amended as of the date hereof)) as of the Initial Closing shall not be greater than 7.00:1.00;

(iv)    the Underlying Common (as defined herein) shall have been approved for listing on the Nasdaq Capital Market (“Nasdaq”), subject only to official notice of issuance thereof;

(v)    the shares of Common Stock (I) shall be designated for quotation or listed on Nasdaq and (II) shall not have been suspended, as of the applicable Closing Date, by the United States Securities and

Exchange Commission (the “SEC”) or Nasdaq from trading on Nasdaq nor shall suspension by the SEC or Nasdaq have been threatened, as of the Closing Date, either (A) in writing by the SEC or Nasdaq or (B) by falling below the minimum listing maintenance requirements of Nasdaq;

(vi)    the Charter shall have been filed with the Secretary of State of the State of Delaware and shall be in full force and effect, enforceable against the Company in accordance with its terms and shall not have been amended except as permitted therein;

(vii)    the Company shall have duly executed and delivered to such Subscriber the Registration Rights Agreement (as defined herein);

(viii)    no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restricting, prohibiting or enjoining consummation of the transactions contemplated hereby;

(ix)    with respect to the Initial Closing only, the applicable conditions to closing under ARTICLE VII of the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived by the applicable parties to the Transaction Agreement (provided that the condition set forth in Section 7.03(h) of the Transaction Agreement shall be satisfied, without giving effect to any amendment, modification or waiver thereto or to any related definition, from and after the date hereof, unless such waiver, modification or amendment has been consented to in advance in writing by Subscribers investing at least a majority of the aggregate Purchase Price under this Subscription Agreement), in each case prior to the Closing Date (other than those conditions that by their nature are to be satisfied at the closing under the Transaction Agreement; provided that such conditions are capable of being satisfied at such closing or are waived at or prior to such closing and the closing of the Transaction shall occur, in accordance with the terms of the Transaction Agreement, on the Closing Date, substantially concurrently with the Initial Closing);

(x)    the Transaction Agreement and any provisions therein shall not have been further waived, modified or amended after the date hereof in any respect that is materially adverse to the Subscribers unless such further waiver, modification or amendment has been consented to by the prior written consent of Subscribers investing at least a majority of the aggregate Purchase Price under this Subscription Agreement; and

(xi)    the aggregate Merger Consideration (as defined in the Transaction Agreement) payable by the Company in cash to holders of ordinary shares, par value 0.01 New Israeli Shekel per share, of Arko Holdings shall not exceed $100,045,000.

c.    At each Closing, the Company shall pay to each Subscriber a fee equal to 3% of the Purchase Price for the Acquired Securities to be issued and sold to such Subscriber at such Closing. Such Subscriber may deduct such fee from the amount payable by it at such Closing, and the Company will treat such amount as a payment for the Acquired Securities at such Closing.

d.    At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be reasonably necessary in order to consummate the transactions as contemplated by this Subscription Agreement; provided, that no Subscriber shall be required to (i) execute any document requiring it to guarantee or otherwise make any payment, (ii) execute any document containing any restrictive covenants or other on-going obligation or (iii) become licensed for any reason in any jurisdiction in connection with its ownership of the Acquired Securities or the Underlying Common.

e.    For purposes of this Subscription Agreement, “business day” shall mean any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in New York, New York are required or authorized by applicable law to be closed for business.

3.    Company Representations and Warranties. The Company represents and warrants to each Subscriber that, as of the date hereof and as of the Closing and on the Option Closing Date, if any:

a.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.    The Acquired Securities and the shares of Common Stock, into which the Acquired Securities may be converted (the “Underlying Common”) will be, prior to the issuance and delivery to each Subscriber against full payment thereof in accordance with the terms of this Subscription Agreement or upon conversion of the Acquired Securities pursuant to the Charter, respectively, duly authorized and, when issued and delivered to each Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement or upon conversion of the Acquired Securities pursuant to the Charter, the Acquired Securities and the Underlying Common, respectively, will be validly issued, fully paid and non-assessable, free of any liens and will not have been issued in violation of or subject to any preemptive or similar rights created under the Charter or the Company’s bylaws or under the Delaware General Corporation Law.

c.    This Subscription Agreement has been duly authorized, executed and delivered by the Company, constitutes the valid and binding agreements of the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. The Underlying Common have been duly reserved for such issuance.

d.    The execution, delivery and performance of this Subscription Agreement and the Charter (including the issuance and sale of the Acquired Securities contemplated hereby, the issuance of the Underlying Common upon conversion of the Acquired Securities pursuant to the Charter, and the compliance by the Company with all of the provisions of this Subscription Agreement applicable to it and the consummation of the transactions contemplated hereby) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, individually and taken as a whole or materially affect the validity of the Acquired Securities, the Underlying Common or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement or the Charter and consummate the transaction contemplated hereby and thereby (a “Material Adverse Effect”), (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries, or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect.

e.    The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of this Subscription Agreement and the Charter (including, without limitation, the issuance of the Acquired Securities), other than (i) filings with the SEC, (ii) filings required by applicable state securities laws, (iii) filings required by Nasdaq, (iv) consents, waivers, authorizations or filings that have been obtained or made on or prior to the Closing, and (v) where the failure of which to obtain would not be reasonably likely to have a Material Adverse Effect.

f.    The Company has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

g.    Assuming the accuracy of each Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) is required for the offer and sale of the Acquired Securities and the issuance and delivery of the Underlying Common in accordance with the Charter by the Company to each Subscriber.

h.    There are no pending or, to the knowledge of the Company, threatened, actions, which, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

i.    Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with any offer or sale of the Acquired Securities and the Underlying Common.

j.    As of their respective dates, all filings (the “SEC Documents”) filed by the Company with the SEC complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Documents, when filed (or, if amended, as of the date of such amendment), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited financial statements, to normal, year-end audit adjustments. A copy of each SEC Document is available to each Subscriber via the SEC’s EDGAR system. To the knowledge of the Company, there are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance of the SEC with respect to any of the SEC Documents as of the date hereof.

k.    Except for Raymond James & Associates, Inc., Stifel, Nicolaus & Company, Incorporated and Nomura Securities International, Inc. (in their individual and representative capacities as placement agents with respect to the issuance and sale of the Acquired Securities pursuant to this Subscription Agreement, the “Placement Agents”), the fees and expenses of which will be paid by the Company, neither the Company nor its subsidiaries or any of their respective officers, directors, employees or agents has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Subscription Agreement or the subscriptions contemplated hereby.

l.    As of the date of this Subscription Agreement, other than the Transaction Agreement and any other agreement expressly contemplated by the Transaction Agreement or described in the SEC Documents, the Company has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in the Company or with any other investor.

m.    As of the date of this Subscription Agreement, the authorized capital stock of the Company consists of 1,000 shares of Common Stock and (ii) no shares of preferred stock. As of the date of this Subscription Agreement, (A) 1 share of Common Stock is issued and outstanding, (B) no warrants to purchase shares of Common Stock are issued and outstanding, and (C) no shares of preferred stock are issued and outstanding. All (1) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and are non-assessable and (2) outstanding warrants, if any, have been duly authorized and validly issued. Except as set forth above and pursuant to the Transaction Agreement and the other agreements and arrangements referred to therein or in the SEC Documents, as of the date hereof, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any shares of Common Stock or other equity interests in the Company, or securities convertible into or exchangeable or exercisable for such equity interests. As of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any securities of the Company, other than (1) as set forth in the SEC Documents and (2) as contemplated by the Transaction Agreement.

n.    Upon the closing of the Transaction, the issued and outstanding Common Stock of the Company will be registered pursuant to Section 12(b) of the Exchange Act, and will be listed for trading on Nasdaq. There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC with respect to any intention by such entity to deregister the Common Stock or prohibit or terminate the listing of the Common Stock on Nasdaq. The Company has taken no action that is designed to prevent the registration of the Common Stock under the Exchange Act.

o.    The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested shareholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under the Charter, bylaws or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to any Subscriber as a result of the transactions contemplated by this Subscription Agreement, including, without limitation, the Company’s issuance of the Acquired Securities and/or Underlying Common and any Subscriber’s ownership of the Acquired Securities and/or Underlying Common. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any shareholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of the Company or any of its subsidiaries.

p.    As of the applicable Closing, none of the information provided to Subscriber by the Company, Haymaker, Arko Holdings, any of their respective subsidiaries or any of their respective officers, directors, or employees in connection with the transactions contemplated hereunder will constitute material nonpublic information of the Company.

4.    Subscriber Representations and Warranties. Each Subscriber represents and warrants to the Company and the Placement Agents that, as of the date hereof and as of the Closing and on the Option Closing Date, if any:

a.    Such Subscriber is (i) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or (ii) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), in each case, satisfying the requirements set forth on Schedule B hereto, and is acquiring the Acquired Securities (including the Underlying Common) only for its own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and has accurately completed Schedule B hereto). Accordingly, such Subscriber understands that the offering of the Acquired Securities meets the exemptions from filing under FINRA Rule 5123(b)(1)(C) or (J). Such Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Securities or the Underlying Common.

b.    Such Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Acquired Securities (including the Underlying Common). Accordingly, such Subscriber understands that the offering meets (x) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (y) the institutional customer exemption under FINRA Rule 2111(b).

c.    Such Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.

d.    This Subscription Agreement has been duly authorized, executed and delivered by such Subscriber. This Subscription Agreement is enforceable against such Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

e.    The execution, delivery and performance of this Subscription Agreement (including the compliance by such Subscriber with all of the provisions of this Subscription Agreement applicable to it and the consummation of the transactions contemplated hereby) will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of such Subscriber or any of its subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which such Subscriber or any of its subsidiaries is a party or by which such Subscriber or any of its subsidiaries is bound or to which any of the property or assets of such Subscriber or any of its subsidiaries is subject, which would materially affect the legal authority of such Subscriber to comply in all material respects with the terms of this Subscription Agreement (a “Subscriber Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of such Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over such Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a such Subscriber Material Adverse Effect.

f.    Such Subscriber understands that the Acquired Securities and the Underlying Common are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that neither the Acquired Securities nor the Underlying Common have been registered under the Securities Act. Such Subscriber understands that neither the Acquired Securities nor the Underlying Common may be resold, transferred, pledged or otherwise disposed of by such Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) in an “offshore transaction” within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any book-entry position or certificates representing the Acquired Securities and the Underlying Common shall contain the following legend:

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN] [THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR (II) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL, IS AVAILABLE. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Upon the request of such Subscriber (or any transferee of the Acquired Securities and/or the Underlying Common), in connection with a sale of the Acquired Securities and/or the Underlying Common pursuant to an effective registration statement or exemption under the Securities Act and any state securities laws, the Company shall promptly (and in any event within two (2) business days after such Subscriber (or any transferee of the Acquired Securities and/or the Underlying Common) has provided any supporting documentation reasonably requested by Company counsel) cause its counsel to deliver a legal opinion to the Company’s transfer agent to remove the above legend from the Acquired Securities and/or the Underlying Common subject to such sale; provided, that such Subscriber (or any transferee of the Acquired Securities and/or the Underlying Common) shall not be required to deliver a legal opinion in connection with any sale; provided, further, that the Company may request a customary representation letter from such Subscriber (or any transferee of the Acquired Securities and/or the Underlying Common) in connection with a sale of the Acquired Securities and/or the Underlying Common pursuant to an exemption under the Securities Act to cause the aforementioned legend to be removed from any certificate or book-entry position to be transferred in accordance with the terms hereof. Notwithstanding the foregoing, the Acquired Securities and the Underlying Common may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Acquired Securities and the Underlying Common and such pledge of Acquired Securities and the Underlying Common shall not be deemed to be a transfer, sale or assignment hereunder, and such Subscriber effecting a pledge of the Acquired Securities and/or the Underlying Common shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Subscription Agreement or otherwise.

Such Subscriber acknowledges that the Underlying Common will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Such Subscriber understands and agrees that the Acquired Securities and the Underlying Common will be subject to transfer restrictions and, as a result of these transfer restrictions, such Subscriber may not be able to readily resell the Acquired Securities or the Underlying Common and may be required to bear the financial risk of an investment in the Acquired Securities or the Underlying Common for an indefinite period of time. Such Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Securities or the Underlying Common.

g.    Such Subscriber acknowledges that certain of the financial information provided to such Subscriber with respect to Arko Holdings and GPM Investments, LLC (“GPM”), which was prepared by, or on behalf of, Arko Holdings and GPM, respectively, has not been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) and such financial information may differ after being subject to such an audit, in which form it is expected to be presented in a proxy statement and/or other filings with the SEC.

h.    Such Subscriber represents and warrants that its acquisition and holding of neither the Acquired Securities nor the Underlying Common will constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable similar law.

i.    In making its decision to purchase the Acquired Securities (including the Underlying Common), such Subscriber represents that it has relied solely upon independent investigation made by such Subscriber, and it is fully capable of conducting its own due diligence, examination and analysis of the Company, Arko Holdings, GPM, and the Transaction. Such Subscriber acknowledges and agrees that such Subscriber has received such information as such Subscriber deems necessary in order to make an investment decision with respect to the Acquired Securities (including the Underlying Common), including with respect to the Company, Arko Holdings, GPM and the Transaction. Such Subscriber represents and agrees that such Subscriber and such Subscriber’s professional advisor(s), if any, have had the opportunity to ask such questions, receive such answers and obtain such information as such Subscriber and such Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Securities (including the Underlying Common). Such Subscriber further acknowledges that the information provided to such Subscriber is preliminary and subject to change.

j.    Such Subscriber became aware of this offering of the Acquired Securities solely by means of direct contact between such Subscriber, on the one hand, and the Company, Haymaker, Arko Holdings, GPM, the Placement Agents and/or their respective advisors (including without limitation, attorneys, accountants, bankers, consultants, financial advisors), agents, control persons, representatives, affiliates, directors, officers, managers, members, and/or employees, and/or the representatives of such persons (such parties, collectively “Representatives”), on the other hand. The Acquired Securities were offered to such Subscriber solely by direct contact between such Subscriber and the Company, Haymaker, Arko Holdings, GPM, the Placement Agents and/or their respective Representatives. Such Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person or entity (including, without limitation, the Company, Haymaker, Arko Holdings, GPM, the Placement Agents or their respective Representatives), other than the representations and warranties contained in Article 3 of this Subscription Agreement and the statements in the SEC Documents, in making its investment or decision to invest in the Company. Such Subscriber did not become aware of this offering of the Acquired Securities, nor were the Acquired Securities offered to such Subscriber, by any other means, and none of the Company, Haymaker, Arko Holdings, GPM, the Placement Agents or their respective Representatives acted as investment adviser, broker or dealer to such Subscriber. Such Subscriber acknowledges that the Acquired Securities were not offered by any form of general advertising or, to its knowledge, general solicitation.

k.    Such Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Securities and the Underlying Common. Such Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Securities and the Underlying Common, and such Subscriber has sought such accounting, legal and tax advice as such Subscriber has considered necessary to make an informed investment decision.

l.    Alone, or together with any professional advisor(s), such Subscriber represents and acknowledges that such Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Securities and the Underlying Common and determined that the Acquired Securities and the Underlying Common are a suitable investment for such Subscriber and that such Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of such Subscriber’s investment in the Company. Such Subscriber acknowledges specifically that a possibility of total loss exists.

m.    Such Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Securities or the Underlying Common or made any findings or determination as to the fairness of this investment.

n.    Such Subscriber represents and warrants that such Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the OFAC Consolidated Sanctions List or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC Lists”), or a person or entity prohibited by any OFAC sanctions program or a person or entity whose property and interests in property subject to U.S. jurisdiction are otherwise blocked under any U.S. laws, Executive orders or regulations, (ii) an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons described in subsection (i), (iii) a person or entity listed on the Sectoral Sanctions Identifications List (“SSI List”) maintained by OFAC or otherwise determined by OFAC to be subject to one or more of the Directives issued under Executive Order 13662 of March 20, 2014, or an entity owned, directly or indirectly, individually or in the aggregate, 50 percent or more by one or more persons or entities that are subject to the SSI List restrictions, (iv) a person or entity named on the U.S. Department of Commerce, Bureau of Industry and Security Denied Persons List, Entity List, or Unverified List (“BIS Lists”), (v) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (vi) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Such Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that such Subscriber is permitted to do so under applicable law.

Such Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Such Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC and BIS sanctions programs, including the OFAC Lists and BIS Lists, and otherwise to ensure compliance with all applicable sanctions and embargo laws, statutes, and regulations. Such Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by such Subscriber and used to purchase the Acquired Securities were legally derived.

o.    Such Subscriber represents and warrants that neither such Subscriber nor any of its subsidiaries, nor any director, officer, or employee of any of such Subscriber or any of its subsidiaries nor, to the knowledge of any of such Subscriber, any agent, affiliate that is controlled by such Subscriber or any of its subsidiaries, or other person associated with or acting on behalf of any of such Subscriber or any of its subsidiaries, has: (A) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (B) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (C) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or committed an offense under the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption laws; or (D) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit.

p.    Such Subscriber has or has commitments to have, and at least two (2) business days prior to the Scheduled Closing Date will have, sufficient funds to pay the Purchase Price for the Acquired Securities to be issued and sold on the Closing Date pursuant to Section 2(a) of this Subscription Agreement and consummate the Closing(s) when required pursuant to this Subscription Agreement.

q.    Such Subscriber hereby acknowledges and agrees that it has received and reviewed the disclosure set forth on Schedule C hereto.

r.    Such Subscriber has not employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Subscriber in connection with this Subscription Agreement or the subscriptions contemplated hereby.

5.    Registration Rights.

a.    At the Initial Closing, the Company, each Subscriber and certain other persons shall execute and deliver the registration rights and lock-up agreement in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which, among other things, the Company shall agree under certain circumstances to register the resale of the Underlying Common, under the Securities Act, and the rules and regulations promulgated thereunder.

b.    Notwithstanding the foregoing, the Company understands and agrees that the Subscribers do not wish to receive any notice to be provided information or any notice to request for information pursuant to Sections 2(a), 2(d), 2(f)(i) and 3(a), as the case may be, under the Registration Rights Agreement and, therefore, the Company shall not provide any Subscriber any such notice until such time as such Subscribers notify the Company in writing that they would be willing to receive notices pursuant to the Registration Rights Agreement. The Company shall use its reasonable best efforts to ensure that that no other party to the Registration Rights Agreement provides the Subscribers with any information or notices pursuant thereto, except in compliance with the provisions of this Section 5(b).

6.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Transaction Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) if any of the conditions to Closing set forth in Section 2 of this Subscription Agreement are not satisfied or waived on or prior to the Initial Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not and will not be consummated at the Initial Closing, (d) the Outside Date (as defined in the Transaction Agreement (including the extension provisions provided for in the Transaction Agreement and any extensions resulting from any amendments to the Transaction Agreement)), or (e) March 31, 2021; provided, further that nothing herein will relieve any party hereto from liability for any willful breach hereof (including for the avoidance of doubt such Subscriber’s willful breach of Section 2(b)(i) of this Subscription Agreement with respect to its representations and warranties as of the Closing Date) prior to the time of termination, and each party hereto will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify each Subscriber in writing of the termination of the Transaction Agreement promptly after the termination of the Transaction Agreement.

7.    Trust Account Waiver. Reference is made to the final prospectus of Haymaker, filed with the SEC (File No. 333-231617) on June 10, 2019, and dated as of June 6, 2019 (the “Prospectus”). Each Subscriber hereby represents and warrants that it has had the opportunity to read the Prospectus and understands that Haymaker has established a trust account (the “Trust Account”) containing the proceeds from its initial public offering (the “IPO”), the overallotment shares acquired by its underwriters and certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Haymaker’s public stockholders (including overallotment shares acquired by Haymaker’s underwriters, the “Public Stockholders”), and that, except as otherwise described in the Prospectus, Haymaker may disburse monies from the Trust Account only: (a) to the Public Stockholders in the event they elect to redeem their Company shares in connection with the consummation of Haymaker’s initial business combination (as such term is used in the Prospectus) (a “Business Combination”) or in connection with an extension of its deadline to consummate a Business Combination, (b) to the Public Stockholders if Haymaker fails to consummate a Business Combination within twenty four (24) months after the closing of the IPO, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and dissolution expenses, or (d) to Haymaker after or concurrently with the consummation of a Business Combination. For other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Subscriber hereby agrees on behalf of itself and its controlling persons acting on its behalf that, notwithstanding anything to the contrary in this Subscription Agreement and except with respect to any Subscriber’s right, title, interest or claim to the Trust Account by virtue of such Subscriber’s record or beneficial ownership of securities of Haymaker acquired by any means other than pursuant to this Subscription Agreement, including but not limited to any redemption right with respect to any previously-held securities of Haymaker or securities hereafter acquired other than pursuant to this Subscription Agreement (the “Exceptions”), neither such Subscriber nor any of its controlling persons acting on its behalf does now nor shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), to the extent such claim arises as a result of, in connection with or relating in any way to, this Subscription Agreement, the transactions contemplated hereby, the Acquired Securities or the Underlying Common, or any other matter (other than the Exceptions), and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each Subscriber acknowledges and agrees that it shall not have any redemption rights with respect to the Acquired Securities or the Underlying

Common pursuant to Haymaker’s organizational documents in connection with the Transaction or any other business combination, any subsequent liquidation of the Trust Account, Haymaker or otherwise. Each Subscriber agrees and acknowledges that such agreement is material to this Subscription Agreement, and such Subscriber further intends and understands such agreement to be valid, binding and enforceable against such Subscriber and each of its controlling persons acting on its behalf under applicable law. To the extent a Subscriber or any of its controlling persons acting on its behalf commences any action or proceeding based upon, in connection with, relating to or arising out of this Subscription Agreement, the transactions contemplated hereby, the Acquired Securities or the Underlying Common, which proceeding seeks, in whole or in part, monetary relief against Haymaker or its Representatives, such Subscriber hereby acknowledges and agrees that the sole remedy of such Subscriber and its controlling persons acting on its behalf shall be against funds held outside of the Trust Account and that such claim shall not permit such Subscriber or any of its controlling persons acting on its behalf (or any person claiming on behalf of, or in lieu of, any of the foregoing) to have any such claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Subscriber or any of its controlling persons acting on its behalf commences any action or proceeding based upon, in connection with, relating to or arising out of any matter (other than the Exceptions) relating to Haymaker or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Haymaker and its Representatives, as applicable, shall be entitled to recover from Subscriber or any of its controlling persons acting on its behalf the associated legal fees and costs in connection with any such action, in the event Haymaker or its Representatives, as applicable, prevails in such action or proceeding. In the event Subscriber has any claim against Haymaker as a result of, or arising out of, this Subscription Agreement, the transactions contemplated hereby, the Acquired Securities or the Underlying Common, it shall pursue such claim solely against Haymaker and its assets outside the Trust Account and not against the Trust Account or any monies or other assets in the Trust Account.

8.    Miscellaneous.

a.    Each Subscriber acknowledges that the Company, Haymaker, Arko Holdings, GPM and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the applicable Closing, each party agrees to promptly notify the other parties hereto in writing if any of the acknowledgments, understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b.    The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c.    Neither this Subscription Agreement nor any rights that may accrue to a Subscriber hereunder may be transferred or assigned; provided, however, that each Subscriber may assign this Subscription Agreement to an affiliate subject to the assignee executing a joinder in a form acceptable to the Company; provided, further, that any such assignment shall not relieve such Subscriber of any of its obligations hereunder unless and until the assignee satisfies such obligations in their entirety; provided, further, that such Subscriber may assign its registration rights to a transferee of the Acquired Securities and/or Underlying Common in accordance with the terms of the Registration Rights Agreement.

d.    Other than (i) the agreements, representations and warranties set forth in Section 4(f) and Section 5(b) of this Subscription Agreement, which shall survive any Closing, and (ii) the agreements, representations and warranties set forth in Section 3 (other than clause (f), (h), (i), (j) and (n) thereof) and Section 4 (other than clause (f) thereof) of this Subscription Agreement, which shall expire and terminate with respect to the Acquired Securities acquired at a particular Closing on the date that is the second anniversary of such Closing, all the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall expire and terminate with respect to the Acquired Securities acquired at a particular Closing at such Closing.

e.    The Company may request from each Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of such Subscriber to acquire the Acquired Securities or the Underlying Common, and each Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f.    This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought; provided, that Sections 4 and 8(h) of this Subscription Agreement may not be amended, terminated or waived in a manner that is material and adverse to any Placement Agent without the written consent of such Placement Agent. For the avoidance of doubt, this Subscription Agreement may not be modified, waived or terminated, in each case by the Company, without the written consent of Arko Holdings.

g.    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. Subscriber acknowledges that it is subject to the terms of a nondisclosure agreement, dated as of October 12, 2020, between MSD Partners, L.P. and GPM (the “NDA”), and that the NDA shall remain in full force and effect in accordance with the terms set forth therein. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that, following the Closing, nothing in the NDA will prohibit any Subscriber nor any of its affiliates from purchasing or selling, or otherwise transacting in, any securities of the Company as a result of their receipt of information regarding the Company from Company, Haymaker, Arko Holdings, any of their respective subsidiaries or any of their respective officers, directors, affiliates, or employees pursuant to the NDA.

h.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns. The parties hereto agree that (i) Haymaker is an express third-party beneficiary of this Subscription Agreement and (ii) the Placement Agents are express third-party beneficiary of the representations and warranties of the Company in Section 3, the representations and warranties of each Subscriber in Section 4, and the Placement Agents’ express rights in Section 8(f) and this Section 8(h) of this Subscription Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties hereto acknowledge and agree that the Placement Agents shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of their rights referenced in the immediately preceding sentence, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each of the parties hereto and Haymaker shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or order for specific performance to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement to cause each Subscriber to fund their respective aggregate Purchase Price and cause the Closing(s) to occur if the conditions in Section 2(b) have been satisfied or, to the extent permitted by applicable law, waived by such party that benefits from such closing condition(s), this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. Each party hereto further agrees that the none of the parties hereto or the parties listed in the second sentence of this Section 8(g) shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8(g), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

i.    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.    This Subscription Agreement may be executed in one or more counterparts (including by facsimile or electronic mail or in .pdf) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.    Intentionally omitted.

l.    THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT OF CHANCERY (OR, SOLELY IN THE EVENT THE DELAWARE COURT OF CHANCERY DECLINES TO EXERCISE SUCH JURISDICTION, THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE) SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS SUBSCRIPTION AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS SUBSCRIPTION AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS SUBSCRIPTION AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED BY THE DELAWARE COURT OF CHANCERY (OR, SOLELY IN THE EVENT THE DELAWARE COURT OF CHANCERY DECLINES TO EXERCISE SUCH JURISDICTION, THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN THE STATE OF DELAWARE). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8(q) OF THIS SUBSCRIPTION AGREEMENT OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS SUBSCRIPTION AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS SUBSCRIPTION AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8(l).

m.    This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

n.    The Company grants each Subscriber permission to use the Company’s name and logo in such Subscriber’s or its respective affiliates’ materials listing such Subscriber’s investments. Subject to consent by the Company, such Subscriber may also use the names and logos of the subsidiaries of the Company in such materials. Each Subscriber or its respective affiliate, as applicable, shall include a trademark attribution notice giving notice of the Company’s or its subsidiaries’ ownership of its trademarks in the marketing materials in which the Company’s or its subsidiaries’ names and logos appear and such names and logos shall be displayed only in accordance with GPM’s then current branding standards, including, without limitation, those related to colors and placement and all ™ and ® marks. To the extent permission to use GPM’s and its subsidiaries’ name and/or logo is granted, each Subscriber agrees to promptly remove such references upon receipt of GPM’s written request to do so.

o.    On the date of the Initial Closing, the Company shall reimburse the Subscribers for the reasonable out-of-pocket legal fees incurred by the Subscribers in connection with the negotiation, execution and consummation of the transaction contemplated hereby, up to $200,000 in the aggregate; provided, however, that if such reasonable out-of-pocket legal fees incurred by the Subscribers as of the Initial Closing is less than $200,000, the Company shall reimburse the Subscribers on the Option Closing Date, if any, for additional legal fees incurred for such Closing, up to $200,000 in the aggregate with the fees reimbursed at the Initial Closing. The Subscribers may deduct such fees from the amount payable by it at such Closing, and the Company will treat such amount as a payment for the Acquired Securities at such Closing.

p.    Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, emailed or sent by overnight mail via a reputable overnight carrier and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) one (1) business day after the date of overnight mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:

(i)    if to Subscribers, to such address(es) or email address(es) set forth on Schedule A attached hereto;

with a copy to:

Raymond James & Associates, Inc.

880 Carillon Parkway

St. Petersburg, FL 33716

Attention: Bonnie Bishop, Managing Director, Equity Capital Markets

Email: Bonnie.Bishop@RaymondJames.com

Stifel, Nicolaus & Company, Incorporated

787 7th Avenue, 11th Floor

New York, New York 10019

Attention: Craig M. DeDomenico, Managing Director, Head of Equity-Linked Capital Markets

Email: dedomenicoc@stifel.com

Nomura Securities International, Inc.

309 West 49th Street

New York, New York 10019 Attention: Bryan Finkel, Managing Director, Equity Capital Markets

Email: Bryan.Finkel@nomura.com

and

Mayer Brown LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Anna T. Pinedo, Esq.

Email: APinedo@mayerbrown.com

(ii)    if to the Company (prior to the Transaction closing), to:

ARKO Corp.

650 Fifth Avenue

Floor 10

New York, New York 10019

Attention:	Steven J. Heyer
Andrew R. Heyer
Christopher Bradley
E-mail:	sjheyer13@gmail.com
AHeyer@mistralequity.com
CBradley@mistralequity.com

with a required copy to (which copy shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention:	Sidney Burke
Stephen P. Alicanti
Email:	sidney.burke@dlapiper.com
stephen.alicanti@dlapiper.com

(iii)     if to the Company (following the Transaction closing), to:

c/o ARKO Holdings Ltd.

Hanechushet Street, Building B, 3rd Floor

Tel Aviv 6971068, Israel

Attention:	Irit Aviram, Adv.
Email:	irita@arko-holdings.com

with a required copy to (which copy shall not constitute notice):

GPM Investments, LLC

8565 Magellan Pkwy Suite 400

Attention: Maury Bricks

Email: mbricks@gpminvestments.com

and

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

[Signature pages follow]

IN WITNESS WHEREOF, each of the Company and the Subscribers have executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date first set forth above.

ARKO CORP.
By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Financial Officer

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Marcello Liguori

Name: Marcello Liguori

Title: Managing Director

Date:	November 18, 2020

Name of Subscriber: MSD Special Investments Fund, L.P. (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):

Email Address:	[***]

Subscriber’s EIN:	[***]

Business Address-Street: [***] [***] City, State, Zip:
Attn: [***]

Telephone No.:	[***]

Facsimile No.:	[***]

Jurisdiction of residency:	[***]

You must pay the Purchase Price for the Acquired Securities to be issued and sold at each Closing by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Marcello Liguori

Name: Marcello Liguori

Title: Managing Director

Date:	November 18, 2020

Name of Subscriber: MSD SIF Holdings, L.P. (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):

Email Address:	[***]

Subscriber’s EIN:	[***]

Business Address-Street: [***] [***] City, State, Zip:
Attn: [***]

Telephone No.:	[***]

Facsimile No.:	[***]

Jurisdiction of residency:	[***]

You must pay the Purchase Price for the Acquired Securities to be issued and sold at each Closing by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Marcello Liguori

Name: Marcello Liguori

Title: Managing Director

Date:	November 18, 2020

Name of Subscriber: MSD Credit Opportunity Master Fund, L.P. (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):

Email Address:	[***]

Subscriber’s EIN:	[***]

Business Address-Street: [***] [***] City, State, Zip:
Attn: [***]

Telephone No.:	[***]

Facsimile No.:	[***]

Jurisdiction of residency:	[***]

You must pay the Purchase Price for the Acquired Securities to be issued and sold at each Closing by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Marcello Liguori

Name: Marcello Liguori

Title: Managing Director

Date:	November 18, 2020

Name of Subscriber: MSD Private Credit Opportunity Master Fund 2, L.P. (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):

Email Address:	[***]

Subscriber’s EIN:	[***]

Business Address-Street: [***] [***] City, State, Zip:
Attn: [***]

Telephone No.:	[***]

Facsimile No.:	[***]

Jurisdiction of residency:	[***]

You must pay the Purchase Price for the Acquired Securities to be issued and sold at each Closing by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Marcello Liguori

Name: Marcello Liguori

Title: Managing Director

Date:	November 18, 2020

Name of Subscriber: Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005 (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):

Email Address:	[***]

Subscriber’s EIN:	[***]

Business Address-Street: [***] [***] City, State, Zip:
Attn: [***]

Telephone No.:	[***]

Facsimile No.:	[***]

Jurisdiction of residency:	[***]

You must pay the Purchase Price for the Acquired Securities to be issued and sold at each Closing by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SUBSCRIBER:
Signature of Subscriber:

By:	/s/ Marcello Liguori

Name: Marcello Liguori

Title: Managing Director

Date:	November 18, 2020

Name of Subscriber: MSD SBAFLA Fund, L.P. (Please print. Please indicate name and capacity of person signing above)
Name in which shares are to be registered (if different):

Email Address:	[***]

Subscriber’s EIN:	[***]

Business Address-Street: [***] [***] City, State, Zip:
Attn: [***]

Telephone No.:	[***]

Facsimile No.:	[***]

Jurisdiction of residency:	[***]

You must pay the Purchase Price for the Acquired Securities to be issued and sold at each Closing by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT

SCHEDULE A

Subscriber	Address, Facsimile Number and E-mail	Number of Firm Shares	Purchase Price of Firm Shares	Number of Additional Shares, if full amount exercised	Purchase Price of Additional Shares, if full amount exercised	Legal Representative’s Address, Facsimile Number and E-mail
MSD SPECIAL INVESTMENTS FUND, L.P.	c/o MSD Partners, L.P. [***] [***] Attn: Marcello Liguori F [***] E [***]	120,355	$12,035,455.37	51,580	$5,158,052.30	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

MSD SIF HOLDINGS, L.P.	c/o MSD Partners, L.P. [***] [***] Attn: Marcello Liguori F [***] E [***]	54,645	$5,464,544.63	23,419	$2,341,947.70	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

MSD CREDIT OPPORTUNITY MASTER FUND, L.P.	c/o MSD Partners, L.P. [***] [***] Attn: Marcello Liguori F [***] E [***]	140,000	$14,000,000.00	60,000	$6,000,000.00	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

MSD PRIVATE CREDIT OPPORTUNITY MASTER FUND 2, L.P.	c/o MSD Partners, L.P. [***] [***] Attn: Marcello Liguori F [***] E [***]	269,455	$26,945,515.78	115,481	$11,548,078.19	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

Lombard International Life Ltd., on behalf of its Segregated Account BIGVA005	c/o MSD Partners, L.P. [***] [***] Attn: Marcello Liguori F [***] E [***]	38,539	$3,853,878.56	16,517	$1,651,662.24	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

MSD SBAFLA FUND, L.P.	c/o MSD Partners, L.P. [***] [***] Attn: Marcello Liguori F [***] E [***]	77,006	$7,700,605.66	33,003	$3,300,259.57	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376 E-mail: eleazer.klein@srz.com

TOTAL		700,000	$70,000,000	300,000	$30,000,000

Schedule A-1

SCHEDULE B

ELIGIBILITY REPRESENTATIONS OF U.S. SUBSCRIBERS

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☒ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act, a “QIB”).
2.	☐ We are subscribing for the Acquired Securities as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

***OR***

B.	ACCREDITED INVESTOR STATUS

(Please check the applicable subparagraphs):

1.

☐      We are an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), and have marked and initialed the appropriate boxes on the following page indicating all provisions under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

***AND***

C.	AFFILIATE STATUS

(Please check the applicable box)

SUBSCRIBER:

☐	is:
☒	is not:

an “affiliate” (as defined in Rule 144) of the Company or acting on behalf of an affiliate of the Company.

***AND***

D.	INSTITUTIONAL ACCOUNT STATUS

(Please check the applicable box)

☒	is:
☐	is not:

an “Institutional Account” (as defined in FINRA 4512(c)).

This page should be completed by U.S. Subscribers

and constitutes a part of the Subscription Agreement.

Schedule B-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐ Any bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity;

☐ Any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended;

☐ Any insurance company as defined in Section 2(a)(13) of the Securities Act;

☐ Any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act;

☐ Any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐ Any employee benefit plan, within the meaning of ERISA, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐ Any private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☒ Any organization described in Section 501(c)(3) of the Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000; or

☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person.

Schedule B-2

SCHEDULE C

DISCLOSURE OF REPORTABLE EVENTS

Stifel, Nicolaus & Company, Incorporated

On December 6, 2016, a final judgment (the “Judgment”) was entered against Stifel, Nicolaus & Company, Incorporated (“Stifel”) by the United States District Court for the Eastern District of Wisconsin (Civil Action No. 2:11-cv-00755) resolving a civil lawsuit filed by the SEC in 2011 involving violations of several antifraud provisions of the federal securities laws in connection with the sale of synthetic collateralized debt obligations to five Wisconsin school districts in 2006.

As a result of the Judgment, (i) Stifel is required to cease and desist from committing or causing any violations and any future violations of Section 17(a)(2) and 17(a)(3) of the Securities Act; and (ii) Stifel and a former employee were jointly liable to pay disgorgement and prejudgment interest of $2.5 million. Stifel was also required to pay a civil penalty of $22.0 million, of which disgorgement and civil penalty Stifel was required to pay $12.5 million to the school districts involved in this matter.

Simultaneously with the entry of the Judgment, the SEC issued an Order granting Stifel a waiver from, among other things, the application of the disqualification provisions of Rule 506(d)(1)(iv) of Regulation D under the Securities Act.

Copies of the Judgment and Waivers are available on the SEC’s website at:

•	Judgment: https://www.sec.gov/litigation/litreleases/2016/lr23700-final-judgment.pdf.

•	1933 Act Waivers: https://www.sec.gov/rules/other/2016/33-10263.pdf

•	1933 Act Waiver Request: https://www.sec.gov/divisions/corpfin/cf-noaction/2016/stifel-nicolaus-120616-506d.pdf

Schedule C-1

Appendix B

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

This REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”) is made as of [●], 2020, by and among (i) ARKO Corp., a Delaware corporation (“Pubco”), (ii) each of the Persons listed on Schedule A attached hereto (the “Schedule of Holders”) as of the date hereof, and (iii) each of the other Persons set forth from time to time on the Schedule of Holders who, at any time, own securities of Pubco and enter into a joinder to this Agreement agreeing to be bound by the terms hereof (each Person identified in the foregoing (ii) and (iii), a “Holder” and, collectively, the “Holders”). Unless otherwise provided in this Agreement, capitalized terms used herein shall have the meanings set forth in Section 12 hereof.

WHEREAS, Haymaker Acquisition Corp. II (“Haymaker”) and certain of the Holders (the “Original Holders”) are parties to that certain Registration Rights Agreement, dated as of June 6, 2019 (the “Original Haymaker RRA”);

WHEREAS, the Original Holders currently hold an aggregate of 5,000,000 shares of Common Stock and the right to receive 4,000,000 Deferred Shares (as defined in the BCA (as defined below)) (collectively, the “Founder Shares”);

WHEREAS, Haymaker, the officers and directors of Haymaker (such officers and directors, collectively, the “Insiders”), and Haymaker Sponsor II, LLC (the “Sponsor”) entered into that certain letter agreement, dated as of June 6, 2019 (the “Original Lock-Up Agreement”), pursuant to which, the Insiders and the Sponsor agreed to, among other things, certain restrictions on their ability to transfer securities of Haymaker;

WHEREAS, certain of the Holders currently hold an aggregate of 4,000,000 warrants (the “Private Placement Warrants”) to purchase, at an exercise price of $11.50 per share (subject to adjustment), shares of Common Stock;

WHEREAS, GPM Investments, LLC (“GPM”), Arko Convenience Stores, LLC, and the other parties thereto entered into that certain Second Amended and Restated Registration Rights Agreement, dated as of February 28, 2020 (the “Original GPM RRA,” and together with the Original Haymaker RRA and the Original Lock-Up Agreement, the “Original Agreements”), pursuant to which GPM granted certain registration rights to certain of its members;

WHEREAS, Haymaker, Pubco, Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under laws of the State of Israel (“Merger Sub II”), and ARKO Holdings Ltd. (“ARKO”) have entered into that certain Business Combination Agreement, dated as of [●], 2020 (as amended or supplemented from time to time, the “BCA”), pursuant to which, among other things, Merger Sub I shall merge with and into Haymaker (the “Haymaker Merger”), with Haymaker surviving the Haymaker Merger as a wholly-owned subsidiary of Pubco, and Merger Sub II shall merge with and into ARKO (the “ARKO Merger”), with ARKO surviving the ARKO Merger as a wholly-owned subsidiary of Pubco; and

WHEREAS, each of the parties to the Original Agreements desire to terminate the Original Agreements and to provide for the terms and conditions included herein and to include the recipients of the other Registrable Securities identified herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.    Resale Shelf Registration Rights.

(a)    Registration Statement Covering Resale of Registrable Securities. Pubco shall prepare and file or cause to be prepared and filed with the Commission, no later than thirty (30) days following the date of this

Agreement (the “Filing Deadline”), a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 of the Securities Act registering the resale from time to time by the Holders of all of the Registrable Securities held by the Holders (the “Resale Shelf Registration Statement”). The Resale Shelf Registration Statement shall be on Form S-3 (“Form S-3”) or, if Form S-3 is not then available to Pubco, on Form S-1 or such other appropriate form permitting Registration of such Registrable Securities for resale by such Holders. Pubco shall use reasonable best efforts to cause the Resale Shelf Registration Statement to be declared effective as soon as possible after filing, but in no event later than the earlier of (i) sixty (60) days following the Filing Deadline or (ii) ten (10) Business Days after the Commission notifies Pubco that it will not review the Resale Shelf Registration Statement, if applicable (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended by no more than ninety (90) days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. Once effective, Pubco shall use reasonable best efforts to keep the Resale Shelf Registration Statement continuously effective and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, to ensure that another Registration Statement is available, under the Securities Act at all times until such date as all Registrable Securities covered by the Resale Shelf Registration Statement have been disposed of in accordance with the intended method(s) of distribution set forth in such Registration Statement or such securities have been withdrawn (the “Effectiveness Period”). The Resale Shelf Registration Statement shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement (subject to lock-up restrictions provided in this Agreement), and shall provide that such Registrable Securities may be sold pursuant to any method or combination of methods legally available to, and requested by, the Holders.

(b)    Notification and Distribution of Materials. Pubco shall notify the Holders in writing of the effectiveness of the Resale Shelf Registration Statement as soon as practicable, and in any event within one (1) Business Day after the Resale Shelf Registration Statement becomes effective, and shall furnish to them, without charge, such number of copies of the Resale Shelf Registration Statement (including any amendments, supplements and exhibits), the Prospectus contained therein (including each preliminary prospectus and all related amendments and supplements) and any documents incorporated by reference in the Resale Shelf Registration Statement or such other documents as the Holders may reasonably request in order to facilitate the sale of the Registrable Securities in the manner described in the Resale Shelf Registration Statement.

(c)    Amendments and Supplements. Subject to the provisions of Section 1(a) above, Pubco shall promptly prepare and file with the Commission from time to time such amendments and supplements to the Resale Shelf Registration Statement and Prospectus used in connection therewith as may be necessary to keep the Resale Shelf Registration Statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all the Registrable Securities during the Effectiveness Period. If any Resale Shelf Registration Statement filed pursuant to Section 1(a) is filed on Form S-3 and thereafter Pubco becomes ineligible to use Form S-3 for secondary sales, Pubco shall promptly notify the Holders of such ineligibility and shall file a shelf registration on Form S-1 or other appropriate form as promptly as practicable to replace the shelf registration statement on Form S-3 and use its reasonable best efforts to have such replacement Resale Shelf Registration Statement declared effective as promptly as practicable and to cause such replacement Resale Shelf Registration Statement to remain effective, and shall cause the Resale Shelf Registration Statement to be supplemented and amended to the extent necessary to ensure that such Resale Shelf Registration Statement is available or, if not available, that another Resale Shelf Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities; provided, however, that at any time Pubco once again becomes eligible to use Form S-3, Pubco shall cause such replacement Resale Shelf Registration Statement to be amended, or shall file a new replacement Resale Shelf Registration Statement, such that the Resale Shelf Registration Statement is once again on Form S-3.

(d)    Notwithstanding the registration obligations set forth in this Section 1, in the event the Commission informs Pubco that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, Pubco agrees to promptly (i) inform each of the holders thereof and shall file amendments to the Resale Shelf Registration Statement as required by the Commission and/or (ii) withdraw the Resale Shelf Registration Statement and file a new registration statement (a “New Registration Statement”), on Form S-3, or if Form S-3 is not then available to Pubco for such registration statement, on such other form available to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or New Registration Statement, Pubco shall advocate with the Commission for the registration of all of the Registrable Securities in accordance with any publicly-available written or oral guidance, comments, requirements or requests of the Commission staff (the “SEC Guidance”), including without limitation, the Manual of Publicly Available Telephone Interpretations D.29. Notwithstanding any other provision of this Agreement, if any SEC Guidance sets forth a limitation of the number of Registrable Securities permitted to be registered on a particular Registration Statement as a secondary offering (and notwithstanding that Pubco used diligent efforts to advocate with the Commission for the registration of all or a greater number of Registrable Securities), unless otherwise directed in writing by a holder as to its Registrable Securities, the number of Registrable Securities to be registered on such Registration Statement will be reduced on a pro rata basis based on the total number of Registrable Securities held by the Holders, subject to a determination by the Commission that certain Holders must be reduced first based on the number of Registrable Securities held by such Holders. In the event Pubco amends the Resale Shelf Registration Statement or files a New Registration Statement, as the case may be, under clauses (i) or (ii) above, Pubco shall file with the Commission, as promptly as allowed by Commission or SEC Guidance provided to Pubco or to registrants of securities in general, one or more registration statements on Form S-3 or such other form available to register for resale those Registrable Securities that were not registered for resale on the Resale Shelf Registration Statement, as amended, or the New Registration Statement.

(e)    Registrations effected pursuant to this Section 1 shall not be counted as Demand Registrations effected pursuant to Section 2.

2.    Demand Registrations.

(a)    Requests for Registration. Subject to the terms and conditions of this Agreement, at any time or from time to time, the holders of Registrable Securities may request registration under the Securities Act of all or any portion of their Registrable Securities on Form S-1 or any similar long-form registration statement (“Long-Form Registrations”) or, if available, on Form S-3 (including a shelf registration pursuant to Rule 415 under the Securities Act) or any similar short-form registration statement, including an automatic shelf registration statement (as defined in Rule 405) (an “Automatic Shelf Registration Statement”), if available to Pubco (“Short-Form Registrations”) in accordance with Section 2(b) and Section 2(c) below (such holders being referred to herein as the “Initiating Holders” and all registrations requested by the Initiating Holders being referred to herein as “Demand Registrations”). Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the intended method of distribution. Within five (5) Business Days after receipt of any such request, Pubco shall give written notice of such requested registration to all other holders of Registrable Securities and, subject to the terms and conditions set forth herein, shall include in such registration (and in all related registrations and qualifications under state blue sky laws or in compliance with other registration requirements and in any related underwriting) all such Registrable Securities with respect to which Pubco has received written requests for inclusion therein within five (5) Business Days after the receipt of Pubco’s notice. Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the notice of Demand Registration and shall not disclose or use the information contained in such notice of Demand Registration without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.

(b)    Long-Form Registrations. (i) The Holders holding a majority of the Registrable Securities may request two (2) Long-Form Registrations, (ii) GPM HP SCF Investor, LLC, GPM Owner LLC, and the Ares

Entities holding in the aggregate at least two-thirds of the Registrable Securities held by such Holders may request one (1) Long-Form Registration, (iii) Arie Kotler (including Holders affiliated with Mr. Kotler) and Morris Willner (including Holders affiliated with Mr. Willner) holding in the aggregate at least two-thirds of the Registrable Securities held by such Holders may request one (1) Long-Form Registration, and (iv) [MSD Entities] holding in the aggregate at least two-thirds of the Registrable Securities held by such Holders may request one (1) Long-Form Registration, in each case of the foregoing subclauses (i) – (iv), in which Pubco shall pay all Registration Expenses whether or not any such Long-Form Registration has become effective; provided that, Pubco shall not be obligated to effect, or to take any action to effect, any Long-Form Registration unless the aggregate market price of the Registrable Securities requested to be registered in such Long-Form Registration exceeds $25,000,000 at the time of request. A registration shall not count as the sole permitted Long-Form Registration until it has become effective and unless the holders of Registrable Securities are able to register and sell at least 90% of the Registrable Securities requested to be included in such registration; provided that in any event Pubco shall pay all Registration Expenses in connection with any registration initiated as a Long-Form Registration whether or not it has become effective and whether or not such registration has counted as one of the permitted Long-Form Registrations hereunder.

(c)    Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section 2(b), (i) (A) each of the Holders holding a majority of the Registrable Securities (other than the Holders holding the Founder Shares) and (B) the Holders holding a majority of the Founder Shares shall be entitled to request an unlimited number of Short-Form Registrations, and (ii) each of (A) GPM HP SCF Investor, LLC, (B) Arie Kotler (including Holders affiliated with Mr. Kotler), (C) Morris Willner (including Holders affiliated with Mr. Willner), (D) GPM Owner LLC, and (E) [MSD Entities] shall be entitled to one (1) Short-Form Registration per year, in each case of the foregoing clauses (i) and (ii), in which Pubco shall pay all Registration Expenses whether or not any such Short-Form Registration has become effective; provided, however, that Pubco shall not be obligated to effect any such Short-Form Registration: (i) if the holders of Registrable Securities, together with the holders of any other securities of Pubco entitled to inclusion in such Short-Form Registration, propose to sell Registrable Securities with an aggregate market price at the time of request of less than $5,000,000, or (ii) if Pubco has, within the twelve (12) month period preceding the date of such request, already effected two (2) Short-Form Registrations for the holders of Registrable Securities requesting a Short-Form Registration pursuant to this Section 2(c). Demand Registrations shall be Short-Form Registrations whenever Pubco is permitted to use any applicable short form registration and if the managing underwriters (if any) agree to the use of a Short-Form Registration. For so long as Pubco is subject to the reporting requirements of the Exchange Act, Pubco shall use its reasonable best efforts to make Short-Form Registrations available for the offer and sale of Registrable Securities. If Pubco is qualified to and, pursuant to the request of the holders of a majority of the Registrable Securities or the Initiating Holder(s), as applicable, has filed with the Commission a registration statement under the Securities Act on Form S-3 pursuant to Rule 415 (a “Shelf Registration”), then Pubco shall use its reasonable best efforts to cause the Shelf Registration to be declared effective under the Securities Act as soon as practicable after filing, and, if Pubco is a WKSI at the time of any such request, to cause such Shelf Registration to be an Automatic Shelf Registration Statement, and once effective, Pubco shall cause such Shelf Registration to remain effective (including by filing a new Shelf Registration, if necessary) for a period ending on the earlier of (i) the date on which all Registrable Securities included in such registration have been sold or distributed pursuant to the Shelf Registration or (ii) the date as of which all of the Registrable Securities included in such registration are able to be sold within a 90-day period in compliance with Rule 144 under the Securities Act. If for any reason Pubco ceases to be a WKSI or becomes ineligible to utilize Form S-3, Pubco shall prepare and file with the Commission a registration statement or registration statements on such form that is available for the sale of Registrable Securities.

(d)    Shelf Takedowns. At any time when the Resale Shelf Registration Statement or a Shelf Registration for the sale or distribution by holders of Registrable Securities on a delayed or continuous basis pursuant to Rule 415, including by way of an underwritten offering, block sale or other distribution plan (each, a “Resale Shelf Registration”) is effective and its use has not been otherwise suspended by Pubco in accordance with the terms of Section 2(f) below, upon a written demand (a “Takedown Demand”) by any Holder that is, in either case, a Shelf Participant holding Registrable Securities at such time (the “Initiating Holder”), Pubco will facilitate in the manner described in this Agreement a “takedown” of Registrable Securities off of such Resale Shelf Registration (a “takedown offering”) and Pubco shall pay all Registration Expenses in connection therewith; provided that Pubco will provide in connection with any marketed underwritten takedown offering, at least five (5) Business Days’ notice of such Takedown Demand to each holder of Registrable Securities (other than the Initiating Holder) that is a Shelf Participant. In connection with any marketed underwritten takedown offering, if any Shelf Participants entitled to receive a notice pursuant to the preceding sentence request inclusion of their Registrable Securities (by notice to Pubco, which notice must be received by Pubco no later than three (3) Business Days following the date notice is given to such participant), the Initiating Holder and the other Shelf Participants that request inclusion of their Registrable Securities shall be entitled to sell their Registrable Securities in such offering. Each holder of Registrable Securities that is a Shelf Participant agrees that such holder shall treat as confidential the receipt of the notice of a Takedown Demand and shall not disclose or use the information contained in such notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by the holder in breach of the terms of this Agreement.

(e)    Priority on Demand Registrations and Takedown Offerings. Pubco shall not include in any Demand Registration that is an underwritten offering any securities that are not Registrable Securities without the prior written consent of the managing underwriters and the holders of a majority of the Registrable Securities then outstanding. If a Demand Registration or a takedown offering is an underwritten offering and the managing underwriters advise Pubco in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold in an orderly manner in such offering within a price range acceptable to the holders of a majority of the Registrable Securities held by Initiating Holders, Pubco shall include in such offering prior to the inclusion of any securities which are not Registrable Securities the maximum number of Registrable Securities requested to be included in such registration (if necessary, allocated pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder).

(f)    Restrictions on Demand Registrations and Takedown Offerings. Any demand for the filing of a registration statement or for a registered offering (including a takedown offering) hereunder will be subject to the constraints of any applicable lock-up arrangements, and any such demand must be deferred until such lock-up arrangements no longer apply.

(i)    Pubco shall not be obligated to effect any Demand Registration within 30 days prior to Pubco’s good faith estimate of the date of filing of an underwritten public offering of Pubco’s securities and for such a period of time after such a filing as the managing underwriters request, provided that such period shall not exceed 90 days from the effective date of any such underwritten public offering. Pubco may postpone, for up to 60 days from the date of the request (the “Suspension Period”), the filing or the effectiveness of a registration statement for a Demand Registration or suspend the use of a prospectus that is part of any Resale Shelf Registration (and therefore suspend sales of the Registrable Securities included therein) by providing written notice to the holders of Registrable Securities if the board of directors of Pubco reasonably determines in good faith that the offer or sale of Registrable Securities would be expected to have a material adverse effect on any proposal or plan by Pubco or any subsidiary thereof to engage in any material acquisition or disposition of assets or stock (other than in the ordinary course of business) or any material merger, consolidation, tender offer, recapitalization, reorganization or similar transaction or would require Pubco to disclose any material nonpublic information which would reasonably be likely to be detrimental to Pubco and its subsidiaries; provided that in such event, the holders of Registrable Securities initially requesting such Demand Registration or Takedown Demand shall be entitled to withdraw such request. Pubco may delay or suspend the effectiveness of a Demand Registration or takedown offering pursuant to this Section 2(f)(i) only twice in any consecutive twelve-month period; provided that, for the avoidance of doubt, Pubco may in any event delay or suspend the effectiveness of any Demand Registration or takedown offering in the case of an event described under Section 5(g) to enable it to comply with its obligations set forth in Section 5(g). Pubco may extend the Suspension Period for an additional consecutive 30 days with the consent of the Applicable Approving Party; provided further that under no circumstances shall the aggregate Suspension Periods during any consecutive twelve-month period exceed 90 days.

(ii)    In the case of an event that causes Pubco to suspend the use of any Resale Shelf Registration as set forth in Section 2(f)(i) or pursuant to Section 5(g) (a “Suspension Event”), Pubco shall give a notice to the holders of Registrable Securities registered pursuant to such Shelf Registration (a “Suspension Notice”) to suspend sales of the Registrable Securities and such notice shall state generally the basis for the notice and that such suspension shall continue only for so long as the Suspension Event or its effect is continuing. A holder of Registrable Securities shall not effect any sales of the Registrable Securities pursuant to such Resale Shelf Registration (or such filings) at any time after it has received a Suspension Notice from Pubco and prior to receipt of an End of Suspension Notice (as defined below). Each holder of Registrable Securities agrees that such holder shall treat as confidential the receipt of the Suspension Notice and shall not disclose or use the information contained in such Suspension Notice without the prior written consent of Pubco until such time as the information contained therein is or becomes available to the public generally, other than as a result of disclosure by such holder in breach of the terms of this Agreement. The holders of Registrable Securities may recommence effecting sales of the Registrable Securities pursuant to the Resale Shelf Registration (or such filings) following further written notice to such effect (an “End of Suspension Notice”) from Pubco, which End of Suspension Notice shall be given by Pubco to the holders of Registrable Securities and to such holders’ counsel, if any, promptly following the conclusion of any Suspension Event (it being understood that, in the case of a Suspension Event pursuant to Section 2(f)(i), such Suspension Event shall automatically end, with or without delivery of an End of Suspension Notice, if the Suspension Period thereof pursuant to such Section 2(f)(i) shall have expired).

(iii)    Notwithstanding any provision herein to the contrary, if Pubco shall give a Suspension Notice with respect to any Resale Shelf Registration pursuant to this Section 2(f), Pubco agrees that it shall extend the period of time during which such Resale Shelf Registration shall be maintained effective pursuant to this Agreement by the number of days during the period from the date of receipt by the holders of the Suspension Notice to and including the date of receipt by the holders of the End of Suspension Notice and provide copies of the supplemented or amended prospectus necessary to resume sales, with respect to each Suspension Event; provided that such period of time shall not be extended beyond the date that Common Stock covered by such Resale Shelf Registration are no longer Registrable Securities.

(g)    Selection of Underwriters. In connection with any Demand Registration, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer the offering; provided that such selection shall be subject to the written consent of Pubco, which consent will not be unreasonably withheld, conditioned or delayed. If any takedown offering is an underwritten offering, the Applicable Approving Party shall have the right to select the investment banker(s) and manager(s) to administer such takedown offering. In each case, the Applicable Approving Party shall have the right to approve the underwriting arrangements with such investment banker(s) and manager(s) on behalf of all holders of Registrable Securities participating in such offering. All Holders proposing to distribute their securities through underwriting shall (together with Pubco) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.

(h)    Other Registration Rights. Pubco represents and warrants to each holder of Registrable Securities that the registration rights granted in this Agreement do not conflict with any other registration rights granted by Pubco. Except as provided in this Agreement, Pubco shall not grant to any Persons the right to request Pubco to register any equity securities of Pubco, or any securities, options or rights convertible or exchangeable into or exercisable for such securities, without the prior written consent of the holders of a majority of the Registrable Securities then outstanding.

(i)    Revocation of Demand Notice or Takedown Notice. At any time prior to the effective date of the registration statement relating to a Demand Registration or the “pricing” of any offering relating to a Takedown Demand, the holders of a majority of the Registrable Securities or the Initiating Holder(s), as applicable, that requested such Demand Registration or takedown offering may revoke such request for a Demand Registration or takedown offering on behalf of all holders of Registrable Securities participating in such Demand Registration or takedown offering without liability to such holders of Registrable Securities, in each case by providing written notice to Pubco.

3.    Piggyback Registrations.

(a)    Right to Piggyback. Whenever Pubco proposes to register any of its securities under the Securities Act (other than (i) pursuant to the Resale Shelf Registration Statement, (ii) pursuant to a Demand Registration, (iii) pursuant to a Takedown Demand, (iv) in connection with registrations on Form S-4 or S-8 promulgated by the Commission or any successor forms, (v) a registration relating solely to employment benefit plans, (vi) in connection with a registration the primary purpose of which is to register debt securities, or (vii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities) and the registration form to be used may be used for the registration of Registrable Securities (a “Piggyback Registration”), Pubco shall give prompt written notice to all holders of Registrable Securities of its intention to effect such a Piggyback Registration and, subject to the terms of Sections 3(c) and 3(d) hereof, shall include in such Piggyback Registration (and in all related registrations or qualifications under blue sky laws or in compliance with other registration requirements and in any related underwriting) all Registrable Securities with respect to which Pubco has received written requests for inclusion therein within 10 business days after the delivery of Pubco’s notice; provided that any such other holder may withdraw its request for inclusion at any time prior to executing the underwriting agreement or, if none, prior to the applicable registration statement becoming effective.

(b)    Piggyback Expenses. The Registration Expenses of the holders of Registrable Securities shall be paid by Pubco in all Piggyback Registrations, whether or not any such registration became effective.

(c)    Priority on Primary Registrations. If a Piggyback Registration is an underwritten primary registration on behalf of Pubco, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities Pubco proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(d)    Priority on Secondary Registrations. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of Pubco’s securities other than holders of Registrable Securities, and the managing underwriters advise Pubco in writing that in their opinion the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without adversely affecting the marketability, proposed offering price, timing or method of distribution of the offering, Pubco shall include in such registration (i) first, the securities requested to be included therein by the holders initially requesting such registration, (ii) second, the Registrable Securities requested to be included in such registration by the Holders which, in the opinion of such underwriters, can be sold, without any such adverse effect (pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder), and (iii) third, other securities requested to be included in such registration which, in the opinion of such underwriters, can be sold, without any such adverse effect.

(e)    Other Registrations. If Pubco has previously filed a registration statement with respect to Registrable Securities pursuant to Section 2 or pursuant to this Section 3, and if such previous registration has not been withdrawn or abandoned, then Pubco shall not be required to file or cause to be effected any other registration of any of its equity securities or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Form S-8 or any successor form) at the request of any holder or holders of such securities until a period of at least 90 days has elapsed from the effective date of such previous registration.

(f)    Right to Terminate Registration. Pubco shall have the right to terminate or withdraw any registration initiated by it under this Section 3 whether or not any holder of Registrable Securities has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by Pubco in accordance with Section 7.

4.    Agreements of Holders.

(a)    Reserved.

(b)    The holders of Registrable Securities shall use reasonable best efforts to provide such information as may reasonably be requested by Pubco, or the managing underwriter, if any, in connection with the preparation of any Registration Statement, including amendments and supplements thereto, in order to effect the Registration Statement, including amendments and supplements thereto, in order to effect the Registration of any Registrable Securities under the Securities Act pursuant to Section 3 and in connection with Pubco’s obligation to comply with federal and applicable state securities laws.

5.    Registration Procedures. In connection with the Registration to be effected pursuant to the Resale Shelf Registration Statement, and whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement or have initiated a takedown offering, Pubco shall use its reasonable best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto Pubco shall as expeditiously as reasonably possible:

(a)    prepare in accordance with the Securities Act and all applicable rules and regulations promulgated thereunder and file with the Commission a registration statement, and all amendments and supplements thereto and related prospectuses as may be necessary to comply with applicable securities laws, with respect to such Registrable Securities and use its reasonable best efforts to cause such registration statement to become effective (provided that at least five (5) Business Days before filing a registration statement or prospectus or any amendments or supplements thereto, Pubco shall furnish to counsel selected by the Applicable Approving Party copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel);

(b)    notify each holder of Registrable Securities of (A) the issuance by the Commission of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose, (B) the receipt by Pubco or its counsel of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, and (C) the effectiveness of each registration statement filed hereunder;

(c)    prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period ending when all of the securities covered by such registration statement have been disposed of in accordance with the intended methods of distribution by the sellers thereof set forth in such registration statement (but not in any event before the expiration of any longer period required under the Securities Act or, if such registration statement relates to an underwritten Public Offering, such longer period as in the opinion of counsel for the underwriters a prospectus is required by law to be delivered in connection with sale of Registrable Securities by an underwriter or dealer) and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(d)    furnish to each seller of Registrable Securities thereunder such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus), each Free-Writing Prospectus and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

(e)    during any period in which a prospectus is required to be delivered under the Securities Act, promptly file all documents required to be filed with the Commission, including pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Act;

(f)    use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as the lead underwriter or the Applicable Approving Party reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that Pubco shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4(f), (ii) consent to general service of process in any such jurisdiction or (iii) subject itself to taxation in any such jurisdiction);

(g)    promptly notify in writing each seller of such Registrable Securities (i) after it receives notice thereof, of the date and time when such registration statement and each post-effective amendment thereto has become effective or a prospectus or supplement to any prospectus relating to a registration statement has been filed and when any registration or qualification has become effective under a state securities or blue sky law or any exemption thereunder has been obtained, (ii) after receipt thereof, of any request by the Commission for the amendment or supplementing of such registration statement or prospectus or for additional information, and (iii) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, Pubco promptly shall prepare, file with the Commission and furnish to each such seller a reasonable number of copies of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(h)    cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by Pubco are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with FINRA;

(i)    provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(j)    enter into and perform such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Applicable Approving Party or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares and preparing for and participating in such number of “road shows”, investor presentations and marketing events as the underwriters managing such offering may reasonably request);

(k)    make available for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate and business documents and properties of Pubco as shall be necessary to enable them to exercise their due diligence responsibility, and cause Pubco’s officers, managers, directors, employees, agents, representatives and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

(l)    take all reasonable actions to ensure that any Free-Writing Prospectus utilized in connection with any Demand Registration (including any Shelf Registration) or Piggyback Registration hereunder complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related prospectus, shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(m)    otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission;

(n)    permit any holder of Registrable Securities who, in its good faith judgment (based on the advice of counsel), could reasonably be expected to be deemed to be an underwriter or a controlling Person of Pubco to participate in the preparation of such registration or comparable statement and to require the insertion therein of material furnished to Pubco in writing, which in the reasonable judgment of such holder and its counsel should be included;

(o)    in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, Pubco shall use its reasonable best efforts promptly to obtain the withdrawal of such order;

(p)    use its reasonable best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities;

(q)    cooperate with the holders of Registrable Securities covered by the registration statement and the managing underwriter or agent, if any, to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the registration statement and enable such securities to be in such denominations and registered in such names as the managing underwriter, or agent, if any, or such holders may request;

(r)    cooperate with each holder of Registrable Securities covered by the registration statement and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

(s)    if such registration includes an underwritten public offering, use its reasonable best efforts to obtain a cold comfort letter from Pubco’s independent public accountants and addressed to the underwriters, in customary form and covering such matters of the type customarily covered by cold comfort letters as the underwriters in such registration reasonably request;

(t)    provide a legal opinion of Pubco’s outside counsel, dated the effective date of such registration statement (and, if such registration includes an underwritten Public Offering, dated the date of the closing under the underwriting agreement), with respect to the registration statement, each amendment and supplement thereto, the prospectus included therein (including the preliminary prospectus) and such other documents relating thereto in customary form and covering such matters of the type customarily covered by legal opinions of such nature, which opinion shall be addressed to the underwriters;

(u)    if Pubco files an Automatic Shelf Registration Statement covering any Registrable Securities, use its reasonable best efforts to remain a WKSI (and not become an ineligible issuer (as defined in Rule 405)) during the period during which such Automatic Shelf Registration Statement is required to remain effective;

(v)    if Pubco does not pay the filing fee covering the Registrable Securities at the time an Automatic Shelf Registration Statement is filed, pay such fee at such time or times as the Registrable Securities are to be sold; and

(w)    subject to the terms of Section 2(c) and Section 2(d), if an Automatic Shelf Registration Statement has been outstanding for at least three (3) years, at the end of the third year, refile a new Automatic Shelf Registration Statement covering the Registrable Securities, and, if at any time when Pubco is required to re-evaluate its WKSI status Pubco determines that it is not a WKSI, use its reasonable best efforts to refile the registration statement on Form S-3 and keep such registration statement effective (including by filing a new Resale Shelf Registration or Shelf Registration, if necessary) during the period throughout which such registration statement is required to be kept effective.

6.    Termination of Rights. Notwithstanding anything contained herein to the contrary, the right of any Holder to include Registrable Securities in any Demand Registration or any Piggyback Registration shall terminate on such date that such Holder may sell all of the Registrable Securities owned by such Holder pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise; provided, however, that with respect to any Holder whose rights have terminated pursuant to this Section 6, if following such a termination, such Holder loses the ability to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise due to a change in interpretive guidance by the Commission, then such Holder’s right to include Registrable Securities in any Demand Registration or any Piggyback Registration shall be reinstated until such time as the Holder is once again able to sell all of its Registrable Securities pursuant to Rule 144 of the Securities Act without any restrictions as to volume or the manner of sale or otherwise; provided, further, that if after such termination, a Holder is issued Deferred Shares in accordance with the terms of the BCA, such Deferred Shares shall be treated as Registrable Securities under this Agreement and such Holder shall be entitled to all of the rights under this Agreement with respect to such Deferred Shares.

7.    Registration Expenses.

(a)    All expenses incident to Pubco’s performance of or compliance with this Agreement, including, without limitation, all registration, qualification and filing fees, listing fees, fees and expenses of compliance with securities or blue sky laws, stock exchange rules and filings, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, and fees and disbursements of counsel for Pubco and all independent certified public accountants, underwriters (excluding underwriting discounts and commissions) and other Persons retained by Pubco (all such expenses being herein called “Registration Expenses”), shall be borne by Pubco as provided in this Agreement and, for the avoidance of doubt, Pubco also shall pay all of its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by Pubco are then listed. Each Person that sells securities pursuant to a Demand Registration, a Takedown Demand or Piggyback Registration hereunder shall bear and pay all underwriting discounts and commissions and transfer taxes applicable to the securities sold for such Person’s account.

(b)    Pubco shall reimburse the holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel and one local counsel (if necessary) chosen by the Applicable Approving Party for the purpose of rendering a legal opinion on behalf of such holders in connection with any underwritten Demand Registration, takedown offering or Piggyback Registration.

(c)    To the extent Registration Expenses are not required to be paid by Pubco, each holder of securities included in any registration hereunder shall pay those Registration Expenses allocable to the registration of such holder’s securities so included, and any Registration Expenses not so allocable shall be borne by all sellers of securities included in such registration in proportion to the aggregate selling price of the securities to be so registered.

8.    Indemnification.

(a)    Pubco agrees to (i) indemnify and hold harmless, to the fullest extent permitted by law, each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act) against all losses, claims, actions, damages, liabilities and expenses caused by (A) any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, or (B) any violation or alleged violation by Pubco of the Securities Act or any other similar federal or state securities laws or any rule or regulation promulgated thereunder applicable to Pubco and relating to action or inaction required of Pubco in connection with any such registration, qualification or compliance, and (ii) pay to each Holder and their respective officers, directors, members, partners, agents, affiliates and employees and each Person who controls such Holder (within the meaning of the Securities Act or the Exchange Act), as incurred, any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, except insofar as the same are caused by or contained in any information furnished in writing to Pubco or any managing underwriter by such Holder expressly for use therein; provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of Pubco (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall Pubco be liable in any such case for any such claim, loss, damage, liability or action to the extent that it solely arises out of or is based upon an untrue statement of any material fact contained in the registration statement or omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in the registration statement, in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration statement. In connection with an underwritten offering, Pubco shall indemnify any underwriters or deemed underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act or the Exchange Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

(b)    In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder shall furnish to Pubco in writing such information as Pubco reasonably requests for use in connection with any such registration statement or prospectus and, to the extent permitted by law, shall indemnify Pubco, its officers, directors, employees, agents and representatives and each Person who controls Pubco (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; provided that the obligation to indemnify shall be individual, not joint and several, for each holder and shall be limited to the net amount of proceeds actually received by such holder from the sale of Registrable Securities pursuant to such registration statement.

(c)    Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel (as well as one local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. In such instance, the conflicted indemnified parties shall have a right to retain one separate counsel, chosen by the holders of a majority of the Registrable Securities included in the registration, at the expense of the indemnifying party. No indemnifying party, in the defense of such claim or litigation, shall, except with the consent of each indemnified party, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)    Each party hereto agrees that, if for any reason the indemnification provisions contemplated by Sections 8(a) or 8(b) are unavailable to or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, relates to information supplied by such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 8(d) were determined by pro rata allocation (even if the holders or any underwriters or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, liabilities or expenses (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or, except as provided in Section 8(c), defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The sellers’ obligations in this Section 8(d) to contribute shall be several in proportion to the amount of securities registered by them and not joint and shall be limited to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Securities effected pursuant to such registration.

(e)    The indemnification and contribution provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities and the termination or expiration of this Agreement.

9.    Participation in Underwritten Registrations. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements (including, without limitation, pursuant to any over-allotment or “green shoe” option requested by the underwriters; provided that no holder of Registrable Securities shall be required to sell more than the number of Registrable Securities such holder has requested to include) and (b) completes and executes all questionnaires, powers of attorney, custody agreements, stock powers, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements; provided that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to Pubco or the underwriters (other than representations and warranties regarding such holder, such holder’s title to the securities, such Person’s authority to sell such securities and such holder’s intended method of distribution) or to undertake any indemnification obligations to Pubco or the underwriters with respect thereto that are materially more burdensome than those provided in Section 8. Each holder of Registrable Securities shall execute and deliver such other agreements as may be reasonably requested by Pubco and the lead managing underwriter(s) that are consistent with such holder’s obligations under Section 4, Section 5 and this Section 9 or that are necessary to give further effect thereto. To the extent that any such agreement is entered into pursuant to, and consistent with, Section 4 and this Section 9, the respective rights and obligations created under such agreement shall supersede the respective rights and obligations of the holders, Pubco and the underwriters created pursuant to this Section 9.

10.    Other Agreements; Certain Limitations on Registration Rights.

(a)    Pubco shall file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder and shall take such further action as the Holders may reasonably request, all to the extent required to enable such Persons to sell securities pursuant to (a) Rule 144 adopted by the Commission under the Securities Act (as such rule may be amended from time to time) or any similar rule or regulation hereafter adopted by the Commission or (b) a registration statement on Form S-3 or any similar registration form hereafter adopted by the Commission. Upon request, Pubco shall deliver to the Holders a written statement as to whether it has complied with such requirements. Pubco shall at all times use its reasonable best efforts to cause the securities so registered to continue to be listed on one or more of the New York Stock Exchange, the New York Stock Exchange American and the Nasdaq Stock Market. Pubco shall use its best efforts to facilitate and expedite transfers of Registrable Securities pursuant to Rule 144, which efforts shall include timely notice to its transfer agent to expedite such transfers of Registrable Securities and delivery of any opinions requested by the transfer agent.

(b)    Notwithstanding anything herein to the contrary, Cantor and Stifel may not exercise their rights under Section 3 hereunder after five (5) and seven (7) years, respectively, after the effective date of the registration statement relating to Haymaker’s initial public offering.

11.    Lock-Up Provisions.

(a)    Each Holder hereby agrees not to, during the period commencing on the Closing Date (as defined in the BCA) and through the earlier of (x) the one hundred and eightieth (180th) day anniversary of the Closing Date and (y) the date after the Closing Date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of the Pubco’s stockholders having the right to exchange their equity holdings in Pubco for cash, securities or other property (“Change in Control Transaction”) (the “Lock-Up Period”): (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any Common Stock (other than (x) any securities convertible or exercisable into Common Stock or (y) any Common Stock issuable upon the conversion or exercise of the securities described in clause (x)) (the “Restricted Securities”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to do any of the foregoing (other than the filing of a registration statement with the Commission which contemplates such a transaction), whether any such transaction described in clauses (i), (ii) or (iii) above is to be settled by delivery of Restricted Securities or other securities, in cash or otherwise (any of the foregoing described in clauses (i), (ii) or (iii), a “Prohibited Transfer”). The foregoing sentence shall not apply: (a) to the transfer of any or all of the Restricted Securities owned by a Holder by a bona fide gift or charitable contribution; (b) to the transfer of any or all of the Restricted Securities owned by a Holder by will or intestate succession upon the death of such Holder; (c) to the transfer of any or all of the Restricted Securities owned by a Holder to any Permitted Transferee; (d) to the transfer of any or all of the Restricted Securities owned by a Holder pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (e) to the pledge of the Restricted Securities owned by a Holder to a nationally recognized financial institution to secure a bona fide debt financing and any foreclosure by such financial institution or transfer to such financial institution in lieu of foreclosure; (f) to the transfer of any or all of the Restricted Securities owned by a Holder to Pubco in connection with the repurchase by Pubco from the undersigned of any Restricted Securities pursuant to a repurchase right arising upon the termination of the undersigned’s employment or service with Pubco; provided, that such repurchase right is pursuant to contractual agreements with Pubco; (g) to the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock; provided, that such plan does not provide for the transfer of Common Stock during the Lock-Up Period; or (h) with respect to voting rights pursuant to the execution and delivery of a support, voting or similar agreement in connection with a Change in Control Transaction that is approved by Pubco’s board of directors; provided, however, that in any of cases (a), (b), (c), (d) or (e), it shall be a condition to such transfer that the transferee executes and delivers to Pubco an agreement stating that the transferee is receiving and holding the Restricted Securities subject to the provisions of this Section 11 applicable to such Holder, and there shall be no further transfer of such Restricted Securities except in accordance with this Section 11; and provided further, that in any of the of cases (a), (b) or (c) such transfer or distribution shall not involve a disposition for value. Each Holder further agrees to execute such agreements as may be reasonably requested by Pubco that are consistent with the foregoing or that are necessary to give further effect thereto. For the avoidance of doubt, (i) the provisions of this Section 11(a) shall not apply to shares of Common Stock held by a Holder resulting from purchases in open market transactions prior to and after the date of this Agreement, (ii) with respect to the GPM Minority Investors (as defined in the BCA) and their Permitted Transferees, the provisions of this Section 11(a) shall only apply to Restricted Securities issued to such GPM Minority Investor as consideration for the consummation of the transactions contemplated by the GPM EPA (as defined in the BCA), and (iii) with respect to the [MSD Entities] and their Permitted Transferees, the provisions of this Section 11(a) shall only apply to Common Stock issued to such [MSD Entities] upon conversion of the Company’s Series A convertible preferred stock, par value $0.0001 per share.

(b)    If any Prohibited Transfer is made or attempted contrary to the provisions of this Agreement, such purported Prohibited Transfer shall be null and void ab initio, and Pubco shall refuse to recognize any such purported transferee of the Restricted Securities as one of its equity holders for any purpose. In order to enforce this Section 11(b), Pubco may impose stop-transfer instructions with respect to the Restricted Securities of a Holder (and Permitted Transferees and assigns thereof) until the end of the Lock-Up Period.

(c)    During the Lock-Up Period, each certificate or book-entry position evidencing any Restricted Securities shall be marked with a legend in substantially the following form, in addition to any other applicable legends:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A REGISTRATION RIGHTS AND LOCK-UP AGREEMENT, DATED AS OF [●], 2020, BY AND AMONG THE ISSUER OF SUCH SECURITIES AND THE REGISTERED HOLDER OF THE SHARES. A COPY OF SUCH AGREEMENT WILL BE FURNISHED WITHOUT CHARGE BY THE ISSUER TO THE HOLDER HEREOF UPON WRITTEN REQUEST.”

(d)    For the avoidance of doubt, each Holder shall retain all of its rights as a shareholder of Pubco with respect to the Restricted Securities during the Lock-Up Period, including the right to vote any Restricted

Securities that are entitled to vote. Pubco agrees to (i) instruct its transfer agent to remove the legends in Section 11(c) upon the expiration of the Lock-Up Period and (ii) cause its legal counsel, at Pubco’s expense, to deliver the necessary legal opinions, if any, to the transfer agent in connection with the instruction under subclause (i).

(e)    The Private Placement Warrants shall be subject to the restrictions on transfer set forth in Section 2.6 of the Warrant Agreement, dated June 6, 2019, by and between Haymaker and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”).

12.    Definitions.

(a)    “Applicable Approving Party” means the holders of a majority of the Registrable Securities participating in the applicable offering or, if applicable, in the case of a Long-Form Registration or Short-Form Registration effected pursuant to Section 2.3(b) or Section 2.3(c), respectively, the holders of a majority of the type of Registrable Securities that initiated such Short-Form Registration.

(b)    “Ares Entities” means the collective reference to the entities listed on Schedule I hereto.

(c)    “Block Trade” means any non-marketed underwritten takedown offering taking the form of a bought deal or block sale to a financial institution.

(d)    “Business Day” means any day that is not a Saturday or Sunday or a legal holiday in the state in which Pubco’s chief executive office is located or in New York, NY.

(e)    “Cantor” means Cantor Fitzgerald & Co.

(f)    “Commission” means the U.S. Securities and Exchange Commission.

(g)    “Common Stock” means the Common Stock of Pubco, par value $0.0001 per share.

(h)     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(i)    “FINRA” means the Financial Industry Regulatory Authority.

(j)    “Free-Writing Prospectus” means a free-writing prospectus, as defined in Rule 405 of the Securities Act.

(k)    “Permitted Transferee” means: (a) the members of a Holder’s immediate family (for purposes of this Agreement, “immediate family” shall mean with respect to any natural person, any of the following: such person’s spouse, the siblings of such person and his or her spouse, and the direct descendants and ascendants (including adopted and step children and parents) of such person and his or her spouses and siblings); (b) any trust for the direct or indirect benefit of a Holder or the immediate family of a Holder; (c) if a Holder is a trust, to the trustor or beneficiary of such trust or to the estate of a beneficiary of such trust; (d) as a distribution to the direct or indirect: general partners, limited partners, shareholders, members of, or owners of similar equity interests in a Holder; or (e) to any affiliate of a Holder or any fund, investment vehicle or other entity controlled, managed or advised by a Holder or an affiliate of a Holder.

(l)     “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

(m)     “Prospectus” means the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

(n)    “Public Offering” means any sale or distribution by Pubco and/or holders of Registrable Securities to the public of Common Stock pursuant to an offering registered under the Securities Act.

(o)    “Register,” “Registered” and “Registration” mean a registration effected by preparing and filing a Registration Statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such Registration Statement becoming effective.

(p)    “Registrable Securities” means (i) any shares of Common Stock held by the Holders, (ii) any Founder Shares held by the Holders, (iii) any Private Placement Warrants (or underlying securities) held by the Holders, or (iv) any Common Stock issued or issuable with respect to the securities referred to in the preceding clauses (i) through (iii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been sold or distributed to the public pursuant to an offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 following the Closing Date or repurchased by Pubco or any of its subsidiaries. For purposes of this Agreement, a Person shall be deemed to be a holder of Registrable Securities, and the Registrable Securities shall be deemed to be in existence, whenever such Person has the right to acquire directly or indirectly such Registrable Securities (upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected, and such Person shall be entitled to exercise the rights of a holder of Registrable Securities hereunder; provided a holder of Registrable Securities may only request that Registrable Securities in the form of Common Stock and Private Placement Warrants be registered pursuant to this Agreement.

(q)    “Registration Statement” means any registration statement filed by Pubco with the Commission in compliance with the Securities Act and the rules and regulations promulgated thereunder for a public offering and sale of Common Stock or Registrable Securities, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement (other than a registration statement on Form S-4 or Form S-8, or their successors).

(r)    “Rule 144”, “Rule 405”, and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision) by the Commission, as the same shall be amended from time to time, or any successor rule then in force.

(s)     “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

(t)    “Shelf Participant” means any holder of Registrable Securities listed as a potential selling stockholder in connection with the Resale Shelf Registration Statement or the Shelf Registration or any such holder that could be added to such Resale Shelf Registration Statement or Shelf Registration without the need for a post-effective amendment thereto or added by means of an automatic post-effective amendment thereto.

(u)    “Stifel” means Stifel, Nicolaus & Company Incorporated.

(v)    “WKSI” means a “well-known seasoned issuer” as defined under Rule 405.

13.    Miscellaneous.

(a)    No Inconsistent Agreements. Pubco shall not hereafter enter into any agreement with respect to its securities which is inconsistent with or violates or in any way impairs the rights granted to the Holders in this Agreement.

(b)    Entire Agreement. This Agreement, the Warrant Agreement (to the extent applicable to holders of Private Placement Warrants), and, with respect to the [MSD Entities], Section 5 of that certain Subscription Agreement, dated as of November [    ], 2020, by and between the Company and the [MSD Entities] listed on the signature pages attached thereto, constitute the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions among the parties hereto, written or oral, with respect to the subject matter hereof, including without limitation the Original Agreements.

(c)    Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies existing in its favor, any party shall be entitled to specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

(d)    Other Registration Rights. Pubco represents and warrants that no person, other than a Holder of Registrable Securities pursuant to this Agreement, has any right to require Pubco to register any securities of Pubco for sale or to include such securities of Pubco in any Registration Statement filed by Pubco for the sale of securities for its own account or for the account of any other person. Further, Pubco represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

(e)    Termination of Other Agreements. Upon the closing of the transactions contemplated by the BCA, the Original Agreements shall terminate and no longer have any force or effect.

(f)    Amendments and Waivers. Except as otherwise provided herein, the provisions of this Agreement may be amended or waived only with the prior written consent of Pubco and each holder that holds at least 3% of the Registrable Securities at such date as any such amendment or waiver is requested; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of Pubco, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. Any amendment or waiver effected in accordance with this Section 13(f) shall be binding upon each Holder and Pubco. The failure of any party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

(g)    Successors and Assigns; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations of Pubco hereunder may not be assigned or delegated by Pubco in whole or in part. A Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, to (a) a Permitted Transferee of such Holder, (b) direct and/or indirect equity holders of the Sponsor or (c) any person with the prior written consent of Pubco. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders. This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement. No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate Pubco unless and until Pubco shall have received (i) written notice of such assignment as provided in this Section 13(g) and (ii) the written agreement of the assignee, in the form attached hereto as Exhibit A, to be bound by the terms and provisions of this Agreement. Any transfer or assignment made other than as provided in this Section 13(g) shall be null and void.

(h)    All covenants and agreements in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of Registrable Securities.

(i)    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid, illegal or unenforceable in any respect under any applicable law, such provision shall be ineffective only to the extent of such prohibition, invalidity, illegality or unenforceability, without invalidating the remainder of this Agreement.

(j)    Counterparts. This Agreement may be executed simultaneously in counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(k)    Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. The use of the word “including” herein shall mean “including without limitation.”

(l)    Governing Law; Jurisdiction. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any court of the United States located in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

(m)    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to each Holder at the address indicated on the Schedule of Holders attached hereto and to Pubco at the address indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(m)):

if to Pubco:

ARKO Corp.

8565 Magellan Pkwy Suite 400

Richmond, VA 23227

Attention: Maury Bricks, Esq.

Email: mbricks@gpminvestments.com

with a copy to:

ARKO Holdings Ltd.

3 Hanechushet Street, Building B, 3rd Floor

Tel Aviv 6971068, Israel

Attention: Irit Aviram, Adv.

Email: irita@arko-holdings.com

with a copy to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, FL 33131

Attention: Alan I. Annex, Esq.

Email: annexa@gtlaw.com

(n)    Mutual Waiver of Jury Trial. As a specifically bargained inducement for each of the parties to enter into this Agreement (with each party having had opportunity to consult counsel), each party hereto expressly and irrevocably waives the right to trial by jury in any lawsuit or legal proceeding relating to or arising in any way from this Agreement or the transactions contemplated herein, and any lawsuit or legal proceeding relating to or arising in any way to this Agreement or the transactions contemplated herein shall be tried in a court of competent jurisdiction by a judge sitting without a jury.

(o)    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ARKO Corp.

By:
Name:
Title:

HAYMAKER SPONSOR II LLC

By:
Name:
Title:

ANDREW R. HEYER

STEVEN J. HEYER

CHRISTOPHER BRADLEY

JOSEPH M. TONNOS

WALTER F. MCLALLEN

MICHAEL J. DOLAN

STEPHEN W. POWELL

CANTOR FITZGERALD & CO.

By:
Name:
Title:

STIFEL, NICOLAUS & COMPANY, INCORPORATED

By:
Name:
Title:

ARIE KOTLER

VILNA HOLDINGS

By:
Name:
Title:

MORRIS WILLNER

GPM INVESTMENTS, LLC

By:
Name:
Title:

By:
Name:
Title:

[GPM OWNER LLC]

By:
Name:
Title:

[GPM HP SCF INVESTOR, LLC By: GPM HP SCF MEMBER, LLC Its Sole Member By: Harvest Partners Structured Capital Fund, L.P. Its Managing Member By: Harvest Associates SCF, L.P., Its General Partner

By:
Name:
Title:

[ARCC BLOCKER II LLC]

By:
Name:
Title:

CADC Blocker Corp.

By:
Name:
Title:

ARES CENTRE STREET PARTNERSHIP, L.P. By: Ares Centre Street GP, Inc., as general partner

By:
Name:
Title:

ARES PRIVATE CREDIT SOLUTIONS, L.P.

By: Ares Capital Management LLC, its investment manager

By:
Name:
Title:

ARES PCS HOLDINGS INC.

By: Ares Capital Management LLC, its investment manager

By:
Name:
Title:

ARES ND CREDIT STRATEGIES FUND LLC

By: Ares Capital Management LLC, its account manager

By:
Name:
Title:

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF SALI MULTI-SERIES FUND, L.P.

By: Ares Management LLC, its investment subadvisor

By: Ares Capital Management LLC, as subadvisor

By:
Name:
Title:

ARES SDL BLOCKER HOLDINGS LLC

By:
Name:
Title:

ARES SFERS CREDIT STRATEGIES FUND LLC

By: Ares Capital Management LLC, its investment manager

By:
Name:
Title:

ARES DIRECT FINANCE I LP

By: Ares Capital Management LLC, its investment manager

By:
Name:
Title:

ARES CAPITAL CORPORATION

By:
Name:
Title:

[MSD ENTITIES]

By:
Name:
Title:

SCHEDULE A

SCHEDULE OF HOLDERS

Name and Address

HAYMAKER SPONSOR II LLC [Address]

ANDREW R. HEYER [Address]

STEVEN J. HEYER [Address]

CHRISTOPHER BRADLEY [Address]

JOSEPH M. TONNOS [Address]

WALTER F. MCLALLEN [Address]

MICHAEL J. DOLAN [Address]

STEPHEN W. POWELL [Address]

CANTOR FITZGERALD & CO. [Address]

STIFEL, NICOLAUS & COMPANY, INCORPORATED [Address]

ARIE KOTLER [Address]

VILNA HOLDINGS [Address]

MORRIS WILLNER [Address]

GPM INVESTMENTS, LLC [Address]

[GPM OWNER LLC] [Address]

[GPM HP SCF INVESTOR, LLC] [Address]

[ARCC BLOCKER II LLC] [Address]

CADC Blocker Corp. [Address]

ARES CENTRE STREET PARTNERSHIP, L.P. [Address]

Name and Address

ARES PRIVATE CREDIT SOLUTIONS, L.P. [Address]

ARES PCS HOLDINGS INC. [Address]

ARES ND CREDIT STRATEGIES FUND LLC [Address]

ARES CREDIT STRATEGIES INSURANCE DEDICATED FUND SERIES INTERESTS OF SALI MULTI-SERIES FUND, L.P. [Address]

ARES SDL BLOCKER HOLDINGS LLC [Address]

ARES SFERS CREDIT STRATEGIES FUND LLC [Address]

ARES DIRECT FINANCE I LP [Address]

ARES CAPITAL CORPORATION [Address]

[MSD ENTITIES] [Address]

EXHIBIT A

REGISTRATION RIGHTS AND LOCK-UP AGREEMENT JOINDER

The undersigned is executing and delivering this Registration Rights and Lock-Up Agreement Joinder (this “Joinder”) pursuant to the Registration Rights and Lock-Up Agreement dated as of (as the same may hereafter be amended, the “Registration Rights and Lock-Up Agreement”), among [[●], a Delaware corporation], and the other persons named as parties therein.

By executing and delivering this Joinder, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights and Lock-Up Agreement as a holder of Registrable Securities in the same manner as if the undersigned were an original signatory to the Registration Rights and Lock-Up Agreement.

Accordingly, the undersigned has executed and delivered this Joinder as of the          day of                 , 20    .

HOLDER:

[●]

By:
Its:

Address for Notices:

[●]
[●]
[●]
[●]

Agreed and Accepted as of

[●]

By:
Its:

Schedule I

Ares Entities

1.	Ares Capital Corporation

2.	ARCC Blocker II LLC

3.	CADC Blocker Corp.

4.	Ares Centre Street Partnership, L.P.

5.	Ares Private Credit Solutions, L.P.

6.	Ares PCS Holdings Inc.

7.	Ares ND Credit Strategies Fund LLC

8.	Ares Credit Strategies Insurance Dedicated Fund Series Interests of SALI Multi-Series Fund, L.P.

9.	Ares SDL Blocker Holdings LLC

10.	Ares SFERS Credit Strategies Fund LLC

11.	Ares Direct Finance I LP

Appendix C

CONSENT AND AMENDMENT NO. 1

TO BUSINESS COMBINATION AGREEMENT

This CONSENT AND AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT, dated as of November 18, 2020 (this “Amendment”), is made by and among Haymaker Acquisition Corp. II, a Delaware corporation (“Haymaker”), ARKO Corp., a Delaware corporation (“Parentco”), Punch US Sub, Inc., a Delaware corporation (“Merger Sub I”), Punch Sub Ltd., a company organized under the Laws of the State of Israel (“Merger Sub II”), and ARKO Holdings Ltd., a company organized under the Laws of the State of Israel (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Agreement (as defined below).

RECITALS

WHEREAS, Haymaker, Parentco, Merger Sub I, Merger Sub II, and the Company have entered into that certain Business Combination Agreement, dated as of September 8, 2020 (as the same may be amended, restated, or otherwise modified from time to time in accordance with its terms, the “Agreement”);

WHEREAS, pursuant to Section 5.01 of the Agreement, certain actions by Parentco between the execution of the Agreement and the Closing require the Company’s written consent;

WHEREAS, pursuant to Section 8.05 of the Agreement, the Agreement may be amended or modified only by the parties thereto; and

WHEREAS, the parties to the Agreement have agreed to amend the Agreement to modify certain provisions thereof, as set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

Amendments to Section 2.01(a) of the Agreement. Section 2.01(a) of the Agreement is hereby amended by (a) deleting the number “6,000,000” and replacing it with “5,800,000” and (b) “4,000,000” and replacing it with “4,200,000”.

2.	Amendments to Section 2.08 of the Agreement.

(a)	Section 2.08(a)(ii) of the Agreement is hereby amended by deleting the number “4 million” and replacing it with “4.2 million”.

(b)	Section 2.08(a) of the Agreement is hereby amended by adding new clauses (x), (xi), (xii), and (xiii) at the end as follows:

(x)    “A&R Parentco Charter” means the Amended and Restated Parentco Certificate of Incorporation, as in effect on the Closing Date.

(xi)    “Bonus Share Event” means that Bonus Shares (as defined in Section 5.3(e) of the A&R Parentco Charter) are issued to the holders of Parentco Preferred Stock pursuant to such Section 5.3(e): (i) in an aggregate amount in excess of 1,000,000 shares respect of a 30-Day VWAP of $13.00 to $15.99, (ii) in an aggregate amount in excess of 750,000 shares respect of a 30-Day VWAP of $16.00 to $16.99, or (iii) in an aggregate amount in excess of 500,000 shares respect of a 30-Day VWAP of $17.00 to $17.99. The number of Bonus Shares actually issued to the holders of Parentco Preferred Stock in excess of the respective amounts described in clauses (i) through (iii) of the preceding sentence are referred to herein as “Excess Bonus Shares”.

(xii)    “Bonus Share Release Event” means any event which precludes all or a portion of the Excess Bonus Shares from being issued.

(xiii)    “Parentco Preferred Stock” means the Series A Convertible Preferred Stock of Parentco issued pursuant to the A&R Parentco Charter.

(c)	Section 2.08(d) of the Agreement is hereby amended and restated in its entirety as follows:

The Excess Bonus Shares, share and VWAP amounts in the definition of Bonus Share Event, Deferred Shares and/or Price Target 1 and Price Target 2, as applicable, shall be adjusted appropriately and in good faith by the Parentco Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parentco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parentco Preferred Stock Parentco Common Stock or Parentco Warrants at any time prior to the issuance of the Deferred Shares pursuant to this Section 2.08 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.08 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Excess Bonus Shares, share and VWAP amounts in the definition of Bonus Share Event, Deferred Shares, Price Target 1, and Price Target 2, as applicable.

(d)	Section 2.08 of the Agreement is hereby amended by adding the following as a new Section 2.08(i):

(i)    Promptly (but in any event within five Business Days) after the occurrence of a Bonus Share Release Event, Parentco shall issue to the Deferred Share Holders an aggregate number of Deferred Shares equal to the number of Excess Bonus Shares that are no longer issuable as a result of such Bonus Share Release Event. Notwithstanding anything to the contrary, upon the occurrence of a Change in Control (or any conversion of Parentco Preferred Stock or other transaction in connection with a Change in Control) that is a Bonus Share Release Event, Parentco shall issue to the Deferred Share Holders the Deferred Shares that would be issuable pursuant to the preceding sentence of this Section 2.08(i) no later than immediately prior to the consummation of such Change in Control. The aggregate number of Excess Bonus Shares (and therefore the number of Deferred Shares that may be released in respect of Bonus Share Release Events) shall not, in any event (but subject to Section 2.08(d)), exceed 200,000.

3.    Amendment to Section 5.01(b) of the Agreement. Section 5.01(b) of the Agreement is hereby amended and restated in its entirety as follows:

Notwithstanding the foregoing, Parentco may issue up to $100,000,000 in shares of Parentco Preferred Stock and up to $100,000,000 in shares of Parentco Common Stock in private placements pursuant to subscription agreements in a customary form agreed to by Parentco and the Company (the “Private Placement”), provided that the price per share of Parentco Common Stock is equal to or greater than $10.00 per share. For the avoidance of doubt, neither Haymaker, Parentco nor any of their respective Affiliates or Representatives shall enter into any Contract with respect to the Private Placement without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion.

4.    Amendment to Definition of “Available Cash”. Clause (b) of the definition of Available Cash is hereby amended and restated in its entirety as follows:

(b) any funds to be received by Haymaker or Parentco pursuant to the Private Placement, plus

5.    Amendment to Exhibit A of the Agreement (Registration Rights and Lock-Up Agreement). Exhibit A of the Agreement shall automatically, without any further action of any party, be deemed amended to reflect conforming changes to include any purchaser of Series A Convertible Preferred Stock of Parentco as a party thereto (and to include the shares of common stock of Parentco issuable upon conversion of the Series A Convertible Preferred Stock of Parentco as “Registrable Securities” under the Registration Rights and Lock-Up Agreement), in such form as may be reasonably acceptable to Parentco and the Company.

6.    Amendment to Exhibit B of the Agreement (Amended and Restated Parentco Certificate of Incorporation). Exhibit B to the Agreement is hereby amended and restated in its entirety to be in the form attached hereto as Exhibit B.

7.    Consent. To the extent that the consent of (or prior notice to) the undersigned is required in connection with the proposed issuance of Parentco Preferred Stock (pursuant to documentation in the form provided to the undersigned on or prior to the date hereof), or any of the agreements, documents, or transactions referred to or contemplated by the foregoing amendments or documentation, whether pursuant to the Agreement or any other agreement to which any of the parties to the Agreement is a party (in each case, whether in the undersigned’s capacity as a party to the Agreement or otherwise), such consent is hereby granted (and such prior notice is hereby waived) by the undersigned in all such capacities, effective as of the date first written above.

8.    Reference to and Effect in the Agreement; Construction.

(a)    Upon the effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement and each reference to the Agreement in any other agreement, document or other instrument shall, in each case, mean and be a reference to the Agreement as amended hereby. Subject to the foregoing, the provisions of Section 9.12 (Construction) of the Agreement shall apply mutatis mutandis to this Amendment.

(b)    Except as specifically amended herein, the Agreement shall continue to be in full force and effect and is hereby in all respects ratified and confirmed, and the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any party under the Agreement. For the avoidance of doubt, each reference in the Agreement, as amended hereby, to “the date hereof”, the “date of this Agreement” and derivations thereof and other similar phrases shall continue to refer to September 8, 2020.

9.    Miscellaneous. Section 9.04 (Severability), Section 9.08 (Governing Law), Section 9.09 (Waiver of Jury Trial) Section 9.10 (Headings) and Section 9.11 (Counterparts) of the Agreement shall apply mutatis mutandis to this Amendment.

signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

HAYMAKER ACQUISITION CORP. II

By:	/s/ Christopher Bradley
	Name:	Christopher Bradley
	Title:	Chief Financial Officer

ARKO CORP.

By:	/s/ Christopher Bradley
	Name:	Christopher Bradley
	Title:	Chief Financial Officer

PUNCH US SUB, INC.

By:	/s/ Christopher Bradley
	Name:	Christopher Bradley
	Title:	Chief Financial Officer

PUNCH SUB LTD.

By:	/s/ Joseph Tonnos
	Name:	Joseph Tonnos
	Title:	Director

ARKO HOLDINGS LTD.

By:	/s/ Irit Aviram
	Name:	Irit Aviram
	Title:	VP, General Counsel

By:	/s/ Efrat Hybloom-Klein
	Name:	Efrat Hybloom-Klein
	Title:	Chief Financial Officer

Appendix D

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ARKO CORP.

ARKO Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

1.    The Corporation’s name is “ARKO Corp.” The Corporation was incorporated in Delaware pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on August 26, 2020.

2.    This Restated Certificate restates, integrates, and amends the Corporation’s Certificate of Incorporation, in its entirety, as set forth in Exhibit A (this “Restated Certificate”).

3.    This Restated Certificate has been duly adopted by the Corporation’s board of directors and stockholders in accordance with the provisions of Section 228, Section 242, and Section 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate to be signed by [name of officer], a duly authorized officer, on [date of filing].

ARKO CORP.

By:

Name:	[●]

Title:	[●]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ARKO CORP.

ARTICLE I

NAME

The name of this corporation is “ARKO Corp.” (the “Corporation”).

ARTICLE II

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”). In addition to the powers and privileges conferred upon the Corporation by law and those incidental thereto, the Corporation shall possess and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

ARTICLE III

REGISTERED AGENT

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, State of Delaware 19808, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE IV

CAPITALIZATION

Section 4.1.    Authorized Capital Stock. The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is four hundred five million (405,000,000) shares, consisting of (a) four hundred million (400,000,000) shares of common stock (the “Common Stock”), and (b) five million (5,000,000) shares of preferred stock (the “Preferred Stock”).

Section 4.2.    Preferred Stock. The first series of Preferred Stock shall be designated as “Series A Preferred Stock” and shall consist of 1,000,000 shares of the authorized Preferred Stock. In addition, the board of directors of the Corporation (the “Board”) is hereby expressly authorized to provide out of the unissued shares of the Preferred Stock for one or more series of Preferred Stock and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3.    Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to acquire from the Corporation any shares of its capital stock of any class or classes, with such rights, warrants and options to be evidenced by or in instrument(s) approved by the

Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock issuable upon exercise thereof may not be less than the par value thereof.

ARTICLE V

TERMS OF COMMON STOCK AND SERIES A PREFERRED STOCK

The terms and provisions of the Common Stock and Series A Preferred Stock are as follows:

Section 5.1.    Dividends.

(a)    Series A Preferred Stock.

(i)    The holders of the then outstanding shares of Series A Preferred Stock (each, a “Holder,” and collectively, the “Holders”) shall be entitled to receive, when, if, and as declared by the Board, out of assets legally available therefor, in preference and priority to any declaration or payment of any dividend on the Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the Holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the Dividend Rate for the Series A Preferred Stock. Such dividends shall be cumulative and accrue on a daily basis, payable and compounding on the last day of each calendar quarter (March 31, June 30, September 30 and December 31) on each share of Series A Preferred Stock from the Issue Date (as defined below) for such share of Series A Preferred Stock through the date such share is converted, repurchased or redeemed pursuant hereto (with the first dividend payment date for each such share to be the last day of the first complete calendar quarter following such share’s Issue Date, provided that with respect to all shares of Series A Preferred Stock, such first dividend payment date shall not be later than [March 31,]1 2021, and the final payment date shall be the date such share is converted, repurchased or redeemed), whether or not declared. “Issue Date”, with respect to any share of Series A Preferred Stock, means the date on which such share of Series A Preferred Stock was issued, and “Initial Issue Date” means the date on which the first share of Series A Preferred Stock was issued by the Corporation. “Dividend Rate” means, with respect to each share of Series A Preferred Stock, an annual rate of 5.75%, subject to adjustment as described in subclause (ii) and (iii) below, on the then-applicable Liquidation Preference in respect of such share of Series A Preferred Stock.

(ii)    If the Corporation fails to pay a dividend for any quarter on a dividend payment date in arrears in cash at the then-prevailing Dividend Rate in respect of the Series A Preferred Stock while any shares of Series A Preferred Stock are outstanding, then for purposes of calculating the accrual of unpaid dividends for such quarter then ended, dividends shall be calculated to have accrued at:

(A)    for the first quarter for which the Corporation fails to pay the dividend in cash on the payment date at the end of such quarter (such quarter, the “Grace Quarter”), 5.75%,

(B)    for any quarter other than the Grace Quarter, the then-prevailing Dividend Rate plus 300 basis points,

and such rate shall be the Dividend Rate for the following quarter (and, in the event of the Corporation’s failure to pay dividends in cash for such following quarter, dividends for such quarter shall accrue at the rate calculated in accordance with subclause (B) above), provided, that, subject to clause (iii) below, in no event shall the Dividend Rate exceed an annual rate of 14.50%. The Dividend Rate shall revert to 5.75% upon the Corporation paying in cash all then-accrued and unpaid dividends on the Series A Preferred Stock. For the avoidance of doubt, there shall only be one Grace Quarter in total while any shares of Series A Preferred Stock remain outstanding.

[1]	If closes by 1/31/21; otherwise, will be 6/30/21.

(iii)    In the event the Corporation (x) breaches any of the protective provisions set forth in Section 5.5 or (y) fails to redeem the Series A Preferred Stock upon the proper exercise of any redemption right by the Holders, then the Dividend Rate shall increase to an annual rate of 15.00% for so long as such breach or failure to redeem remains in effect.

(b)    Common Stock. Subject to the prior preferential dividends of the Series A Preferred Stock set forth in Section 5.1(a), dividends may be paid on the then outstanding shares of Common Stock when, as, and if declared by the Board.

(c)    Non-Cash Distributions. Whenever a dividend provided for in this Section 5.1 shall be payable in property other than cash, the value of such dividend shall be deemed to be the fair market value of such property, as determined in good faith by the Board.

Section 5.2.    Liquidation Preference; Change of Control Put. If there is a Liquidation Event, the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)    Series A Preferred Stock. First, the Holders shall be entitled to receive with equal priority on a pari passu basis, out of the Corporation’s assets legally available for distribution to the stockholders and prior to and before any payment or distribution made to the holders of shares of Common Stock then outstanding by reason of their ownership of such shares, an amount equal to the applicable Liquidation Preference for such Holders’ shares of Series A Preferred Stock. If, upon the occurrence of any Liquidation Event, the Corporation’s assets legally available for distribution are insufficient to permit the payment to the Holders of the full preferential amounts described in this Section 5.2(a), then all assets legally available for distribution to the stockholders pursuant to this Section 5.2(a) shall be distributed with equal priority on a pari passu basis, pro rata, among the Holders in proportion to the full preferential amounts which such Holders would be entitled to receive pursuant to this Section 5.2(a). “Liquidation Preference” means $100 per share of Series A Preferred Stock, plus all accrued and unpaid dividends thereon, if any, in each case, adjusted for any stock splits, reverse stock splits, stock dividends, and similar recapitalization events (each a “Recapitalization Event”). “Original Issue Price” means $100.00 per share of Series A Preferred Stock, adjusted for any Recapitalization Event.

(b)    Remaining Assets. After the payment, or setting aside for payment, to the Holders of the full preferential amounts set forth in Section 5.2(a), the Corporation’s entire remaining assets legally available for distribution to the stockholders shall be distributed pro rata to the holders of the Common Stock.

(c)    Deemed Conversion Amount. Notwithstanding any provision in this Section 5.2, solely for purposes of determining the amount each Holder is entitled to receive with respect to a Liquidation Event or a Change of Control Put, each such Holder shall be deemed to have converted (regardless of whether such Holder actually converted) such Holder’s shares of Series A Preferred Stock into shares of Common Stock immediately prior to the Liquidation Event or Change of Control if, as a result of a conversion, such Holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such Holder (or, in the case of a Change of Control, paid to such holder pursuant to the Change of Control Put) if such Holder did not convert such shares of Series A Preferred Stock into shares of Common Stock. Where the consideration determined pursuant to this Section 5.2(c) would be greater, then such Holder shall receive a distribution (or payment, if the Holder has exercised the Change of Control Put) as if it had converted its shares of Series A Preferred Stock into Common Stock, and it shall not receive any distribution or other payment that it would otherwise have been entitled to receive as a Holder pursuant to Section 5.2(a) or pursuant to the Change of Control Put.

(d)    Valuation of Non-Cash Assets in a Liquidation Event. If any assets of the Corporation distributed to stockholders in connection with a Liquidation Event are other than cash, then the value of such assets on the distribution date shall be their fair market value, as determined by the Board in good faith; provided, that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued at the 10-Day VWAP of the securities, determined as of the day that is five trading days prior to the date of such distribution to the stockholders. As used in this Restated Certificate, (i) “VWAP” means the volume weighted average price of the applicable security for the specified number of consecutive trading days ending on such determination date (calculated as a single period) on Nasdaq or another stock exchange or, if not then listed, on such security’s principal trading market, in any such case, as reported by Bloomberg or, if not available on Bloomberg, as reported by Morningstar; and (ii) “trading day” means any day on which the exchange or system on which the applicable securities are traded is open; provided that “trading day” shall not include any day on which such security is (A) scheduled to trade on such exchange or system for less than 4.5 hours or (B) suspended from trading during the final hour of trading on such exchange or system (or if such exchange or system does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(e)    Effecting a Liquidation Event.

(i)    Unless otherwise provided by applicable law or court order, if there is a Liquidation Event, the Corporation shall require that the definitive agreement, plan of dissolution, or plan of merger, or consolidation, as applicable, for such event complies with this Section 5.2.

(ii)    Following the occurrence of any Liquidation Event, the Corporation shall, to the extent that the Corporation has control over, or title to, the proceeds from the Liquidation Event, distribute such proceeds as promptly as commercially practicable in accordance with this Section 5.2, taking into account the terms and conditions of the Liquidation Event, including but not limited to, any earn-out or escrow provisions. Prior to the distributions to the stockholders set forth in this Section 5.2 in a Liquidation Event, the Corporation shall not expend or dissipate the assets of the Corporation or consideration, proceeds, or other assets received by the Corporation in such Liquidation Event, except (i) to discharge expenses incurred in the ordinary course of business, and (ii) as otherwise required by the definitive agreement(s) providing for such Liquidation Event, including but not limited to, the payment for the fees and expenses, if any, of bankers, accountants, and attorneys for the Corporation and its subsidiaries.

(iii)    In the event of a Liquidation Event, if any portion of the consideration payable to the Corporation’s stockholders is payable only upon satisfaction of contingencies (the “Additional Consideration”), the definitive agreement shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of the Corporation’s capital stock in accordance with Section 5.2(a), Section 5.2(b) and Section 5.2(c) as if the Initial Consideration were the only consideration payable in connection with such Liquidation Event; and (B) any Additional Consideration which becomes payable to the Corporation’s stockholders upon satisfaction of such contingencies shall be allocated among the holders of the Corporation’s capital stock in accordance with Section 5.2(a), Section 5.2(b) and Section 5.2(c) after taking into account the previous payment of the Initial Consideration (and any previously-paid Additional Consideration) as part of the same transaction. For the purposes of this Section 5.2(e)(iii), consideration placed into escrow or retained as a holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidation Event shall be deemed to be Additional Consideration.

(f)    Certain Definitions. For purposes of this Restated Certificate:

(i)    “Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which banking and savings and loan institutions are authorized or required by applicable law, rule, or regulation to be closed in New York City.

(ii)    “Change of Control” means the following events, unless the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class on an as converted basis, elect otherwise by written notice delivered to the Corporation:

(A)    a “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than any Permitted Holder (unless the shares of Common Stock or shares of any other capital stock into which the Series A Preferred Stock is convertible cease to be listed for trading on any United States national securities exchange as a result of the acquisition of majority beneficial ownership by a Permitted Holder), the Corporation or its subsidiaries, has become the direct or indirect “beneficial owner” (determined in accordance with Rule 13d-3 under the Exchange Act) of the shares of the Corporation’s voting securities representing more than fifty percent (50%) of the voting power of all of the Corporation’s then-outstanding common equity (including then-outstanding preferred equity voting on an as-converted basis with the common equity);

(B)    the acquisition of the Corporation by another person or entity by means of any transaction or series of related transactions to which the Corporation is party (including any stock acquisition, combination, reorganization, share exchange, merger, or consolidation), other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation then outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions as a result of securities in the Corporation held by such holders, at least 50% of the total voting power represented by the then outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or

(C)    the sale, lease, transfer, exclusive and irrevocable license, or other disposition (but excluding a transfer or disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the Corporation’s assets and its subsidiaries, taken as a whole, by means of any transaction or series of related transactions, except where such sale, lease, transfer, exclusive and irrevocable license, or other disposition is to a subsidiary of the Corporation;

provided, however, that a merger or similar transaction effected exclusively for the purpose of changing the Corporation’s domicile or corporate form shall not be deemed a Change of Control.

(iii)    “Change of Control Purchase Date” means, with respect to each share of Series A Preferred Stock, the date on which the Corporation makes the payment in full of the Change of Control Price in connection with the Change of Control Put for such share to the holder thereof or to the transfer agent for the Series A Preferred Stock or other acceptable depositary, irrevocably, for the benefit of such holder.

(iv)    “Liquidation Event” means the following events: (i) the liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary or (ii) a Change of Control.

(v)    “Permitted Holders” means the Sponsor, the GPM Minority Investors (each as defined in that certain Business Combination Agreement, by and among Haymaker Acquisition Corp. II, ARKO Corp., Punch US Sub, Inc., Punch Sub Ltd., and Arko Holdings Ltd., dated as of September 8, 2020, as amended from time to time), Arie Kotler, Morris Willner, and their respective affiliates.

(vi)    “Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or any other entity.

(g)    Change of Control Put.

(i)    Holder Rights Upon Change of Control. Upon the occurrence of a Change of Control, each Holder may, at such Holder’s election, require the Corporation to purchase (a “Change of Control Put”) all or a portion of such Holder’s shares of Series A Preferred Stock that have not been converted, at a purchase price per share of Series A Preferred Stock, payable in cash, equal to the greater of (A) the sum of (x) the product of 101% multiplied by the Original Issue Price, plus (y) all accrued but unpaid dividends in respect of such share as of the Change of Control Effective Date or (B) the amount payable in respect of such share pursuant to Section 5.2(c) (in each case, the “Change of Control Price”); provided that the Corporation shall only be required to pay the Change of Control Price to the extent such purchase can be made out of funds legally available therefor in accordance with Section 5.2(g)(vii).

(ii)    Initial Change of Control Notice. The Corporation shall, on or before the tenth Business Day prior to the date on which the Corporation anticipates consummating a Change of Control (or, if later, promptly after the Corporation discovers that a Change of Control may occur), send a written notice (the “Initial Change of Control Notice”) to the Holders as they appear in the records of the Corporation, which notice shall contain: (a) briefly, the events causing such Change of Control; (b) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed); and (c) an estimated calculation of the Change of Control Price. No later than five Business Days after the delivery of the Initial Change of Control Notice, any Holder that desires to exercise its rights pursuant to Section 5.2(g)(i) shall notify the Corporation in writing thereof and shall specify (x) that such Holder is electing to exercise its rights pursuant to Section 5.2(g)(i), and (y) the number of shares of Series A Preferred Stock subject thereto (the “Change of Control Put Exercise Notice”). Each Holder may also exercise its right to convert any or all shares of Series A Preferred Stock pursuant to Section 5.3(a) until the later of the effective date of the Change of Control (the “Change of Control Effective Date”) or five Business Days after the delivery of the Initial Change of Control Notice. A Holder that has delivered a Change of Control Put Exercise Notice with respect to any shares of Series A Preferred Stock may withdraw such Change of Control Put Exercise Notice by delivering a written notice of withdrawal to the Corporation by the close of business on the third Business Day before the Change of Control Effective Date.

(iii)    Final Change of Control Notice. If a Holder elects to exercise its rights pursuant to Section 5.2(g)(i), within two Business Days following the Change of Control Effective Date, a final written notice shall be sent by or on behalf of the Corporation to the Holders as they appear in the records of the Corporation on such Change of Control Effective Date, which notice shall contain:

(A)    a statement setting forth in reasonable detail the calculation of the Change of Control Price with respect to such holder; and

(B)    the Change of Control Purchase Date, which shall be no later than 30 days after the Change of Control Effective Date; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to Section 5.2(g)(iii)(C) below; and

(C)    the instructions a Holder must follow to receive the Change of Control Price in connection with such Change of Control.

(iv)    Change of Control Put Procedure. To receive the Change of Control Price, a Holder must surrender to the Corporation at the office of the Corporation or of the transfer agent for the Series A Preferred Stock, in accordance with the instructions delivered pursuant to Section 5.2(g)(iii)(C), the certificates representing the shares of Series A Preferred Stock to be repurchased by the Corporation or an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with any such certificates that have been lost, stolen, or destroyed, to the extent applicable. If a Holder delivers to the Corporation a withdrawal notice in accordance with the terms of clause (ii) above, withdrawing any share(s) of Series A Preferred Stock and such share(s) have been surrendered to the Corporation or its transfer agent, as applicable, then such share(s) will be returned to the Holder.

(v)    Delivery upon Change of Control Put. Upon a properly exercised Change of Control Put, the Corporation (or its successor) shall deliver or cause to be delivered to the holder by wire transfer of immediately available funds to an account specified in writing by the Holder, the Change of Control Price for such Holder’s shares of Series A Preferred Stock.

(vi)    Treatment of Shares. Until a share of Series A Preferred Stock is purchased by the payment or deposit in full of the applicable Change of Control Price as provided in Section 5.2(g)(ix), such share of Series A Preferred Stock will remain outstanding and will be entitled to all of the powers, designations, preferences and other rights provided herein; provided that no such shares of Series A Preferred Stock with respect to which the Holder has elected the Change of Control Put may be converted into shares of Common Stock following the Change of Control Effective Date. For clarity, any shares of Series A Preferred Stock that a Holder does not subject to the Change of Control Put pursuant to this Section 5.2(g) shall remain outstanding.

(vii)    Sufficient Funds. If the Corporation (or its successor) shall not have sufficient funds legally available under the DGCL to purchase all shares of Series A Preferred Stock that Holders have requested to be purchased under Section 5.2(g)(i) (the “Required Number of Shares”), the Corporation shall (i) purchase, pro rata among the Holders that have requested their shares be purchased pursuant to Section 5.2(g)(i), a number of shares of Series A Preferred Stock with an aggregate Change of Control Price equal to the amount legally available for the purchase of shares of Series A Preferred Stock under the DGCL and (ii) purchase any shares of Series A Preferred Stock not purchased because of the foregoing limitations at the applicable Change of Control Price as soon as practicable after the Corporation is able to make such purchase out of assets legally available for the purchase of such shares of Series A Preferred Stock. The inability of the Corporation (or its successor) to make a purchase payment for any reason shall not relieve the Corporation (or its successor) from its obligation to effect any required purchase when, as and if permitted by applicable law. If the Corporation fails to pay the Change of Control Price in full when due in accordance with this Section 5.2(g) in respect of some or all of the shares of Series A Preferred Stock to be repurchased pursuant to the Change of Control Put, the Corporation will pay dividends on such shares not repurchased in accordance with Section 5.1(a) through but not including the day upon which the Corporation pays the Change of Control Price in full in accordance with this Section 5.2(g).

(viii)    Change of Control Agreements. The Corporation shall not enter into any agreement for a transaction constituting a Change of Control unless the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control that such Person shall have sufficient funds (which may include cash and cash equivalents on the Corporation’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Price on the Change of Control Purchase Date in respect of shares of Series A Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to Section 5.3.

(ix)    With respect to any share of Series A Preferred Stock to be purchased by the Corporation pursuant to the Change of Control Put and which has been purchased in accordance with the provisions of this Section 5.2(g), or for which the Corporation has irrevocably deposited an amount equal to the Change of Control Price in respect of such share with the transfer agent or other acceptable depositary for the Series A Preferred Stock, (A) dividends shall cease to accrue on such share, (B) such share shall no longer be deemed outstanding and (C) all rights with respect to such share shall cease and terminate other than the rights of the holder thereof to receive the Change of Control Price therefor.

Section 5.3.    Conversion. The Holders shall have the following rights:

(a)    Optional Conversion. Each share of Series A Preferred Stock shall be convertible, at the option of the Holder thereof and at any time after the date of issuance of such share, into Common Stock. The number of fully paid and nonassessable shares of Common Stock into which a share of Series A Preferred Stock may be converted shall equal the Liquidation Preference for such Series A Preferred Stock divided by the Conversion Price for the Series A Preferred Stock in effect at the time of conversion (the “Conversion Rate”). “Conversion Price” means $12.00 per share for Series A Preferred Stock, adjusted for any Recapitalization Event as set forth herein.

(b)    Automatic Conversion. Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at the then-applicable Conversion Rate (an “Automatic Conversion”) if, at any time during the Target Periods set forth in the table below, the VWAP of the

Common Stock equals or exceeds the applicable Target Price (as set forth in the table below, adjusted for any Recapitalization Event), for any 20 trading days within a 30-trading day period ending during the Target Period; provided that the average daily trading volume for the Common Stock during such 30-trading day period is at least $7.5 million.

Target Period	Target Price
18-month anniversary of Closing to December 31, 2023	$18.00
January 1, 2024 – March 31, 2024	$15.50
April 1, 2024 – June 30, 2024	$16.00
July 1, 2024 – September 30, 2024	$16.50
October 1, 2024 – December 31, 2024	$17.00
January 1, 2025 – March 31, 2025	$17.50
April 1, 2025 – Maturity	$18.00

(c)    Mechanics of Conversion. Before any Holder shall be entitled to convert shares of Series A Preferred Stock into whole shares of Common Stock pursuant to Section 5.3(a), and to receive any certificates or book-entry positions therefor, as applicable, the Holder shall give written notice to the Corporation at the office of the Corporation or of the transfer agent for the Series A Preferred Stock that the Holder elects to convert such shares of Series A Preferred Stock (the “Optional Conversion Notice”), which Optional Conversion Notice shall include a calculation of the number of Equity Interests that such Holder’s Holder Group will beneficially own after giving effect to such conversion (on which the Corporation may rely) and, if such Holder’s shares are certificated, shall either (i) surrender the certificate or certificates therefor, duly endorsed, at such office or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates (the documentation required by clause (i) or (ii), as applicable, along with the Optional Conversion Notice, the “Required Optional Conversion Documents”). Such conversion shall be deemed to have been made immediately prior to the close of business on the date of receipt of such Required Optional Conversion Documents, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date (the “Share Delivery Date”); provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or a Liquidation Event, the conversion may, at the option of any Holder tendering Series A Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive shares of Common Stock issuable upon such conversion of the Series A Preferred Stock shall not be deemed to have converted such Series A Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event. As soon as practicable after the Share Delivery Date, but in any event within two (2) trading days thereof, the Corporation shall issue certificates or book-entry positions evidencing the shares of Common Stock issuable upon such conversion. Notwithstanding the foregoing, on the date of an Automatic Conversion, the then outstanding shares of Series A Preferred Stock shall be converted automatically without any further action by the Holders of such shares and whether or not any certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that, to the extent the shares are certificated, the Corporation shall not be obligated to issue certificates or book-entry positions evidencing the shares of Common Stock issuable upon such Automatic Conversion unless either (i) the certificates evidencing such shares of Series A Preferred Stock are surrendered, duly endorsed, to the Corporation at the office of the Corporation or the transfer agent for the Series A Preferred Stock, or (ii) the Holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. On the date of the occurrence of an Automatic Conversion, each Holder shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that any certificates representing such shares of Series A Preferred Stock shall not have been surrendered at the office of the Corporation or the transfer agent for the Series A Preferred Stock, that notice from the Corporation shall not have been received by any holder of record of shares of Series A Preferred

Stock, or that any certificates or book-entry positions evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(d)    Adjustments to Conversion Price.

(i)    Adjustments for Subdivisions or Combinations of Common Stock. If the then outstanding shares of Common Stock shall be subdivided (by stock split, payment of a stock dividend, or otherwise), into a greater number of shares of Common Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the then outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price for the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased. Any adjustment to the Conversion Price pursuant to this Section 5.3(d)(i) shall also result in a corresponding adjustment to any other price-based amounts herein (including the Target Price and any VWAP).

(ii)    Adjustments for Subdivisions or Combinations of Series A Preferred Stock. If the then outstanding shares of Series A Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend, or otherwise), into a greater number of shares of Series A Preferred Stock, the Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. If the then outstanding shares of Series A Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A Preferred Stock, the Original Issue Price and Liquidation Preference of the Series A Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(iii)    Adjustments for Reclassification, Exchange and Substitution. Subject to Section 5.2, if the Common Stock issuable upon conversion of the Series A Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by a Recapitalization Event or otherwise (other than a subdivision or combination of shares provided for in this Section 5.3(d)), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of Series A Preferred Stock shall have the right thereafter to convert such shares of Series A Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of Series A Preferred Stock immediately before that change would have been entitled to receive in such Recapitalization Event, all subject to further adjustment with respect to such other shares.

(iv)    Adjustments for Common Stock Dividends. If the Corporation, at any time while shares of Series A Preferred Stock are outstanding, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock, other than as described in the preceding clauses of this Section 5.3(d), then the Conversion Price shall be decreased (but not below zero), effective immediately after the effective date of such dividend or distribution, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such dividend or distribution. Any adjustment to the Conversion Price pursuant to this Section 5.3(d)(iv) shall also result in a corresponding adjustment to any other price-based amounts herein (including the Target Price and any VWAP).

(v)    Notice of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock, as applicable, a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.

(vi)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder of Series A Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board in good faith. The number of whole shares issuable to each holder of Series A Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series being converted into Common Stock by such holder at that time.

(vii)    Notices of Record Date. If the Corporation shall set a record date for the purpose of (i) entitling the holders of Common Stock to receive a dividend or other distribution (other than a cash dividend), (ii) consummating any Recapitalization Event (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) consummating a Liquidation Event pursuant to Section 5.2, then the Corporation shall mail to each Holder at the address of record of such Holder as set forth on the Corporation’s books, at least 10 Business Days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend or distribution or (y) such Recapitalization Event or Liquidation Event is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such Recapitalization Event or Liquidation Event.

(viii)    Reservation of Common Stock Issuable Upon Conversion of Series A Preferred Stock; Status of Shares of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized and unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series A Preferred Stock. If at any time the number of authorized and unissued shares of Common Stock shall not be sufficient to effect the conversion of all the then outstanding shares of Series A Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized and unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose. Each share of Common Stock delivered upon conversion of shares of Series A Preferred Stock of any Holder will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim (except to the extent of any lien or adverse claim created by the action or inaction of such holder or the Person to whom such share of Common Stock will be delivered). If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, then the Corporation will cause each such share of Common Stock, when so delivered, to be admitted for listing on such exchange or quotation on such system.

(ix)    Taxes Upon Issuance of Common Stock. The Corporation will pay any documentary, stamp or similar issue or transfer tax or duty due on the issue of any shares of Common Stock upon conversion of the Series A Preferred Stock of any Holder, except any tax or duty that is due because such Holder requests those shares to be registered in a name other than such Holder’s name.

(e)    Bonus Shares. In connection with any optional conversion of Series A Preferred Stock by the Holder under Section 5.3(a) for which a notice of conversion is provided pursuant to Section 5.3(c) after June 1, 2027, but prior to August 31, 2027 (such notice of conversion provided during such period, the “Bonus Share Exercise Notice”), the Series A Preferred Stock shall be convertible into an additional number of shares of Common Stock, as set forth in the table below, per share of Series A Preferred Stock so converted, adjusted for any Recapitalization Event (the “Bonus Shares”) if the Common Stock’s VWAP for the 30 trading days (rounded to the nearest penny and adjusted for any Recapitalization Event) prior to June 1, 2027, is equal to an amount set forth in the table below:

30-Day VWAP	Bonus Shares
$18.00 or greater	Zero shares
$17.00 to $17.99	0.7 shares
$16.00 to $16.99	0.95 shares
$13.00 to $15.99	1.2 shares
$12.00 to $12.99	1.0 shares
Less than $12.00	Zero shares

Notwithstanding anything to the contrary, (i) in the event that an Initial Change of Control Notice under Section 5.2(g) has been delivered on or after the 30th trading day prior to June 1, 2027, and prior to the delivery of a Bonus Share Exercise Notice, the 30-Day VWAP in respect of such Bonus Share Exercise Notice shall be deemed to be the fair market value of a share of Common Stock implied by the transaction described in the Initial Change of Control Notice (as determined in good faith by the Board) and (ii) Bonus Shares that have not yet been issued shall be excluded from any as-converted basis or deemed conversion calculation performed hereunder (including pursuant to Section 5.2 and Section 5.4).

(f)    Failure to Timely Convert.

(i)    Buy-In. If within two trading days after the Corporation’s receipt of the Required Optional Conversion Documents the Corporation shall fail to credit a Holder’s balance account with the Corporation’s transfer agent or issue and deliver a certificate to such Holder for the number of shares of Common Stock to which such Holder is entitled upon such Holder’s conversion of shares of Series A Preferred Stock, and if on or after such trading day such Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock issuable upon such conversion that such Holder anticipated receiving from the Corporation (a “Buy-In”), then the Corporation shall, within two trading days after such Holder’s request and in such Holder’s discretion, either (i) pay cash to such Holder in an amount equal to such Holder’s total purchase price (including brokerage commissions and out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Corporation’s obligation to deliver such certificate (and to issue such Common Stock) shall terminate, or (ii) promptly honor its obligation to deliver to such Holder a certificate or certificates representing such Common Stock and pay cash to such Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, multiplied by (B) the price at which the sell order giving rise to such purchase obligation was executed. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A Preferred Stock as required pursuant to the terms hereof.

(ii)    Void Conversion Notice. If for any reason a Holder has not received all of the shares of Common Stock to which such Holder is entitled prior to the third trading day after the applicable Share Delivery Date with respect to a conversion of Series A Preferred Stock, then such Holder, upon written notice to the Corporation (with a copy to its transfer agent) delivered prior to the issuance of such shares of Common Stock, may void its Optional Conversion Notice with respect to, and retain or have returned, as the case may be, any shares of Series A Preferred Stock that have not been converted pursuant to such Holder’s Option Conversion Notice; provided that the voiding of a Holder’s Optional Conversion Notice shall not affect the Corporation’s obligations to make any payments which have accrued prior to the date of such notice.

(g)    Limitation on Conversion. Notwithstanding anything to the contrary contained herein, a Holder shall not be entitled to receive shares of Common Stock or any other “equity securities” (as defined in the Exchange Act) in the Corporation (together with Common Stock, “Equity Interests”) upon conversion of the Series A Preferred Stock to the extent that such exercise or receipt would cause the Holder Group to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act) of a number of Equity Interests of a class that is registered under the Exchange Act which exceeds the Maximum Percentage (as defined below) of the Equity Interests of such class that are outstanding at such time after giving effect to the conversion. This limitation on beneficial ownership may be increased, waived or terminated, in the Holder’s sole discretion, upon not less than 61 days’ prior written notice to the Corporation by the Holder; provided that any such increase, waiver or termination will apply only to the Holder providing such written notice and not to any other Holder. This limitation on beneficial ownership shall automatically terminate as of immediately prior to an Automatic Conversion. Any purported delivery of Equity Interests in connection with a conversion of Series A Preferred Stock prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of the Equity Interests of a class that is registered under the Exchange Act that is outstanding at such time. If any delivery of Equity Interests owed to a Holder following conversion of Series A Preferred Stock is not made, in whole or in part, as a result of this limitation, the Corporation’s obligation to make such delivery shall not be extinguished and the Corporation shall deliver such Equity Interests as promptly as practicable after the Holder gives notice to the Corporation that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof.

For purposes of this Section 5.3(g), (i) the term “Maximum Percentage” shall mean 9.99% and (ii) the term “Holder Group” shall mean a Holder plus any other Person with which such Holder is considered to be part of a group under Section 13 of the Exchange Act and the rules and regulations thereunder or with which such Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of Equity Interests of a particular class outstanding at any point in time, a Holder may rely on the number of outstanding Equity Interests of such class as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Corporation or (z) a more recent notice by the Corporation or its transfer agent to the Holder setting forth the number of Equity Interests of such class then outstanding. For any reason at any time, upon written request of a Holder, the Corporation shall, within two Business Days of such request, confirm orally and in writing to such Holder the number of Equity Interests of any class then outstanding. The provisions of this Section 5.3(g) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

Section 5.4.    Voting.

(a)    General. Subject to Section 5.4(c), except as set forth herein or as required by applicable law, the Holders and the holders of Common Stock shall vote as a single class on an as-converted basis. Each holder of shares of Common Stock shall be entitled to one vote per share of Common Stock then held. Subject to Section 5.4(c), each Holder shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series A Preferred Stock held by such Holder would be converted as of the record date, without giving effect to any limitations on conversion by the Holder set forth in Section 5.3(g). Subject to Section 5.4(c), the Holders shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote. Holders shall be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s bylaws, as amended and/or restated from time to time (the “Bylaws”). Except as set forth herein or as required by applicable law, there shall be no series voting. Fractional votes shall not be permitted, and any fractional voting rights shall be disregarded.

(b)    Authorized Shares of Common Stock. Subject to Section 5.3(d)(viii), the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the votes represented by all then outstanding shares of voting stock of the Corporation, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(c)    Voting Notices; Activation and Deactivation of Voting Rights. Notwithstanding anything to the contrary contained herein:

(i)    The holders of Series A Preferred Stock shall be given notice by the Corporation of any meeting of stockholders or action to be taken by written consent in lieu of a meeting of stockholders as to which the holders of Common Stock are given notice at the same time as provided in, and in accordance with, the Bylaws; provided that notwithstanding any such notice, except as required by applicable law or as set forth in this Section 5.4(c), the holders of Series A Preferred Stock shall not be entitled to vote on any matter presented to the holders of Common Stock for their action or consideration unless and until the holders of a majority of the outstanding shares of Series A Preferred Stock provide written notification to the Corporation that such holders are electing, on behalf of all holders of Series A Preferred Stock, to activate their voting rights and thereby render the Series A Preferred Stock voting capital stock of the Corporation (such notice, a “Series A Voting Activation Notice”), as set forth in Section 5.4.

(ii)    From and after delivery of a Series A Voting Activation Notice, all holders of Series A Preferred Stock shall be and continue to be entitled to vote their shares of Series A Preferred Stock in accordance with Section 5.4 unless and until such time, if at all, as the holders of at least a majority of the outstanding shares of Series A Preferred Stock provide further written notice to the Corporation that they elect to deactivate the voting rights attributable to the Series A Preferred Stock (such notice, a “Series A Voting Deactivation Notice”); provided, however, that neither the delivery of, or the failure to deliver, any notice under this Section 5.4(c) shall (i) in any way minimize or limit, or be deemed a waiver of, any other rights, powers, entitlements or preferences with respect to their shares of Series A Preferred Stock as set forth herein; (ii) diminish, modify or eliminate, in any way, any voting rights of the Series A Preferred Stock other than those set forth in Section 5.4; or (iii) constitute a reduction in the voting power of the holders of Series A Preferred Stock for any other purpose, including for determining the percent ownership of the Corporation’s Common Stock on an as-converted basis. For the avoidance of doubt, there shall be no limit on the number or type (activation or deactivation) of notices that may be delivered under this Section 5.4(c), except that a Series A Voting Deactivation Notice shall only be effective if the then most recent notice given to the Corporation under this Section 5.4(c) shall have been a Series A Voting Activation Notice.

Section 5.5.    Preferred Stock Protective Provisions. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation shall not, without first obtaining the written consent or affirmative vote of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class on an as-converted basis:

(a)    permit the incurrence of any Indebtedness (as defined in the Ares Credit Agreement) if, immediately following the incurrence of such Indebtedness, the Total Leverage Ratio (as defined in the Ares Credit Agreement) would be greater than 7.00:1.00. “Ares Credit Agreement” means that certain Credit Agreement, dated as of February 28, 2020, by and among GPM Investments, LLC, the lenders signatory thereto, the guarantors signatory thereto, and Ares Capital Corporation, as administrative agent for the lenders, as amended through the Initial Issue Date;

(b)    amend, alter, terminate, repeal, or waive (either directly or indirectly by merger, consolidation or otherwise) any provision of this Restated Certificate or the Bylaws, if such action would adversely and materially alter the rights, preferences, privileges, or powers of, or restrictions provided for the benefit to, the Series A Preferred Stock; or

(c)    authorize the creation of, or create (by reclassification, merger, or otherwise), or issue, or obligate itself to issue, any new class or series of equity security having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to, or pari passu with, the Series A Preferred Stock.

Section 5.6.    Status of Converted, Repurchased, or Redeemed Preferred Stock. If any shares of Series A Preferred Stock are converted to Common Stock or repurchased or redeemed by the Corporation, such shares of Series A Preferred Stock shall be canceled and shall not be re-issuable by the Corporation.

Section 5.7.    Waiver. Any of the rights, powers, preferences, and other terms of the Series A Preferred Stock may be waived on behalf of all holders of Series A Preferred Stock by the written consent or affirmative vote of the Holders of a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class on an as-converted basis.

Section 5.8.    Residual Rights. All rights accruing to the Corporation’s outstanding shares not expressly provided for to the contrary shall be vested in the Common Stock.

Section 5.9.    Notices. Any notice required or permitted by the provisions of this Restated Certificate to be given to a holder of shares of Series A Preferred Stock or Common Stock shall be sent via overnight courier (including FedEx or UPS) to the address last shown on the Corporation’s records or given by electronic communication in compliance with the provisions of the DGCL, and shall be deemed sent upon such sending or electronic transmission, and deemed to be delivered (i) in the case of electronic transmission, on the date sent or (ii) in the case of overnight courier, the following Business Day.

Section 5.10.    Shorting. Each Holder, by its receipt of shares of Series A Preferred Stock, agrees and will be deemed to have agreed that such person and its controlled affiliates (1) will (a) not hold a “put equivalent position” (as such term is defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereto (the “Exchange Act”)) (or other short position) in the Common Stock at the time of initial acquisition of any shares of Series A Preferred Stock and (b) not establish or increase any put equivalent position (or other short position) in the Common Stock at any time that such person holds any shares of Series A Preferred Stock for a period of one year after the Initial Issue Date and (2) during the period from the first anniversary of the Initial Issue Date to the second anniversary of the Initial Issue Date, will not hold, establish or increase any put equivalent position (or other short position) in the Common Stock that is, in the aggregate, in excess of 50% of the shares of Common Stock then held by such Holder on an as-converted basis. The restrictions described in clause (1)(b) of the preceding sentence shall also apply (notwithstanding the time limitation at the end of clause (1)(b)), and no holder of shares of Series A Preferred Stock (nor any affiliate thereof) shall sell any shares of Common Stock, during the 60 trading day period ending on June 1, 2027.

Section 5.11.    Redemption by Corporation or at the Option of Holders.

(a)    General. The Corporation may not redeem shares of Series A Preferred Stock in a manner other than as described in this Section 5.11. Unless prohibited by Delaware law governing distributions to stockholders, shares of Series A Preferred Stock shall be redeemed by the Corporation at a price equal to the Liquidation Preference thereof as of the Redemption Date (as defined below) (the “Redemption Price”). At any time on or after August 31, 2027, (i) Holders of at least a majority of the then outstanding shares of Series A Preferred Stock may deliver written notice requesting redemption of all or a portion of shares of Series A Preferred Stock (the “Redemption Request”) on any date not less than 30 days after delivery of the Redemption Request and (ii) the Corporation may deliver to the holders of Series A Preferred Stock a notice to effect a redemption of all or any portion of the shares of the Series A Preferred Stock on a date not more than 60 days after the delivery of such Redemption Notice, whether or not a Redemption Request has been delivered by the Holders. The date of such redemption provided in a Redemption Request or notice from the Corporation shall be referred to as a “Redemption Date.” On the Redemption Date, the Corporation shall redeem, on a pro rata basis in accordance with the number of shares of Series A Preferred Stock owned by each Holder, the outstanding shares of Series A Preferred Stock (or a portion thereof, if so requested in the Redemption Request or the Redemption Notice delivered pursuant to clause (ii) of the second sentence of this Section 5.11(a)). If, on the Redemption Date, Delaware law governing distributions to stockholders prevents the Corporation from redeeming all shares of Series A Preferred Stock to be redeemed, the Corporation shall ratably redeem the maximum number of shares that it may redeem consistent with such law, and shall redeem the remaining shares as soon as it may lawfully do so under such law. In the event of a redemption of shares of Series A Preferred Stock pursuant to this Section 5.11, the conversion rights of the shares designated for redemption in such Redemption Notice shall terminate at the close of business on the last day preceding the Redemption Date, unless the Redemption Price is not fully paid on such Redemption Date, in which case the conversion rights for such shares shall continue until such price is paid in full.

(b)    Redemption Notice. The Corporation shall send written notice (the “Redemption Notice”) of any optional redemption by the Holders or mandatory redemption by the Corporation (in each case, pursuant to Section 5.11(a)) to each Holder not less than 10 days prior to the Redemption Date. Each Redemption Notice shall state:

(i)    the number of shares of Series A Preferred Stock held by the Holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)    the Redemption Date and the Redemption Price;

(iii)    the date upon which the holder’s right to convert such shares terminates (as determined in accordance with Section 5.11(a)); and

(iv)    for Holders of shares in certificated form, that the Holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed.

(c)    Surrender of Certificates; Payment. On or before the applicable Redemption Date, each Holder to be redeemed on such Redemption Date, unless such holder has exercised his, her or its right to convert such shares as provided in Section 5.3(a), shall, if a Holder of shares in certificated form, surrender the certificate or certificates representing such shares (or, if such registered Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof. In the event less than all of the shares of Series A Preferred Stock represented by a certificate are redeemed, a new certificate, instrument, or book entry representing the unredeemed shares of Series A Preferred Stock shall promptly be issued to such holder.

(d)    Failure to Redeem. If any shares of Series A Preferred Stock are not redeemed for any reason on any Redemption Date (including, for the avoidance of doubt, by reason of the Corporation being prohibited by Delaware law governing distributions to stockholders) all such unredeemed shares shall remain outstanding and entitled to all the rights and preferences provided herein, and the Dividend Rate shall increase as provided in the definition of such term.

(e)    Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the entirety of the Redemption Price payable upon redemption of all of the shares of Series A Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor in a timely manner, then notwithstanding that any certificates evidencing any of the shares of Series A Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Preferred Stock shall cease to accrue after such Redemption Date (or, if such amount is paid or tendered after the Redemption Date, then as of such later date) and all rights with respect to such shares shall forthwith after the Redemption Date (or such later date, in the circumstances described in the preceding parenthetical) terminate, except only the right of the Holders to receive the Redemption Price without interest upon surrender of any such certificate or certificates therefor.

Section 5.12.    Transfer Restrictions. Shares of Series A Preferred Stock may not be transferred for three years following the Initial Issue Date without the prior written consent of the Corporation (not to be unreasonably withheld, conditioned, or delayed). After such date, shares of Series A Preferred Stock may be transferred without the consent of the Corporation (subject to compliance with applicable securities laws).

Section 5.13.    Specific Performance. The Corporation agrees that irreparable damage would occur to the Holders in the event that any of the provisions of this Article V were not performed in accordance with their specific terms or were otherwise breached (including the requirement to obtain consent to any action requiring consent of Holders in accordance with Section 5.5), and the Corporation agrees that, without the necessity of posting bond or other undertaking, a Holder shall be entitled to specific performance of the terms of this Article V, this being in addition to any other remedies to which a holder is entitled at law or equity, and in the event that any action or suit is brought in equity to enforce the provisions of this Article V, the Corporation will not allege, and the Corporation hereby waives, the defense or counterclaim that there is an adequate remedy at law.

ARTICLE VI

BOARD OF DIRECTORS

Section 6.1.    Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Restated Certificate or the Bylaws, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Restated Certificate, and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Section 6.2.    Number, Election and Term.

(a)    The number of directors of the Corporation shall be not less than three, with at least one director in each of Class I, Class II and Class III. The exact number of directors shall be fixed from time to time by the action of a majority of the entire Board, provided that no decrease in the number of directors shall shorten the term of any incumbent director.

(b)    Subject to Section 6.5, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to Class I, Class II or Class III. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate, the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate and the term of the initial Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Subject to Section 6.5, if the number of directors that constitute the Board is changed, any increase or decrease shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors constituting the Board shorten the term of any incumbent director. The Board is hereby expressly authorized, by resolution or resolutions thereof, to assign members of the Board already in office to the aforesaid classes at the time this Restated Certificate (and therefore such classification) becomes effective in accordance with the DGCL.

(c)    Subject to Section 6.5, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)    Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights with regard to election of directors.

Section 6.3.    Newly Created Directorships and Vacancies. Subject to Section 6.5, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely and exclusively by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by stockholders), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 6.4.    Removal. Subject to Section 6.5, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 6.5.    Preferred Stock – Directors. Notwithstanding any other provision of this ARTICLE VI, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this ARTICLE VI unless expressly provided by such terms.

ARTICLE VII

BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power and is expressly authorized to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders; provided, however, that in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, by this Restated Certificate (including any Preferred Stock Designation), or by the Bylaws, the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

ARTICLE VIII

SPECIAL MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 8.1.    Special Meetings. Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied. Except as provided in the foregoing sentence, special meetings of stockholders of the Corporation may not be called by another person or persons.

Section 8.2.    Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 8.3.    Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders.

ARTICLE IX

LIMITED LIABILITY; INDEMNIFICATION

Section 9.1.    Limitation of Director Liability. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 9.2.    Indemnification and Advancement of Expenses.

(a)    To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 9.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 9.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 9.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)    The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 9.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c)    Any repeal or amendment of this Section 9.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Restated Certificate inconsistent with this Section 9.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)    This Section 9.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

ARTICLE X

CORPORATE OPPORTUNITY

To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Corporation or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of this Restated Certificate or in the future, and the Corporation renounces any expectancy that any of the directors or officers of the Corporation will offer any such corporate opportunity of which he or she may become aware to the Corporation, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Corporation with respect to a corporate opportunity that was offered to such person solely in his or her capacity as a director or officer of the Corporation and (i) such opportunity is one the Corporation is legally and contractually permitted to undertake and would otherwise be reasonable for the Corporation to pursue and (ii) the director or officer is permitted to refer that opportunity to the Corporation without violating any legal obligation.

ARTICLE XI

AMENDMENT OF RESTATED CERTIFICATE

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate (including any Preferred Stock Designation), and other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Restated Certificate and the DGCL; and, except as set forth in ARTICLE IX, all rights, preferences and privileges of whatever nature herein conferred upon stockholders, directors or any other persons by and pursuant to this Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE XI.

ARTICLE XII

EXCLUSIVE FORUM FOR CERTAIN LAWSUITS

Section 12.1.    Forum.

(a)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware (or, if that court lacks subject matter jurisdiction, another federal or state court situated in the State of Delaware) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation, its directors, officers or employees arising pursuant to any provision of the DGCL or this Restated Certificate or the Bylaws, or (iv) any action asserting a claim against the Corporation, its directors, officers or employees governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1(a).

(b)    Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States situated in the State of Delaware shall be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act and the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 12.1(b).

Section 12.2.    Consent to Jurisdiction. If any action the subject matter of which is within the scope of Section 12.1 is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and/or federal courts (as applicable) located within the State of Delaware in connection with any action brought in any such court to enforce Section 12.1 (an “FSC Enforcement Action”) and (ii) having service of process made upon such stockholder in any such FSC Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 12.3.    Severability. If any provision or provisions of this ARTICLE XII shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this ARTICLE XII (including, without limitation, each portion of any sentence of this ARTICLE XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE XII.

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